UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

SCHEDULE 14A

________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MasterBrand, Inc.

(Name of registrant as specified in its charter)

_________________________________________________________________________________________________________

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2024 Annual Meeting of Shareholders

MASTERBRAND, INC.

3300 Enterprise Parkway, Suite 300
Beachwood, Ohio 44122

Date & Time

9:00 a.m. Eastern Time, Wednesday, June 5, 2024, or at any adjournment or postponement thereof

Location

3333 Richmond Road
Beachwood, Ohio 44122

Record Date

Close of business
on April 12, 2024

The 2024 Annual Meeting of Shareholders of MasterBrand, Inc., a Delaware corporation, will be held on Wednesday, June 5, 2024, at 9:00 a.m. Eastern Time, or at any adjournment or postponement thereof, at 3333 Richmond Road, Beachwood, Ohio 44122. You will be able to attend the meeting in person and vote either in person or by visiting www.ProxyVote.com and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

The meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

Voting Matters

Items of Business
1	Elect three director nominees to serve three-year terms.
2	Approve, on a non-binding advisory basis, our 2023 Named Executive Officer compensation.
3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.

At the meeting, such other business as may properly come before the meeting will also be considered.

By Order of the Board of Directors,

Andrean R. Horton
Executive Vice President, Chief Legal Officer and Secretary
April 22, 2024

Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible. Voting will ensure you are represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting. In an effort to facilitate the voting process for substantially all of our shareholders, we are using the Securities and Exchange Commission rules that allow proxy materials to be furnished to shareholders over the Internet. You can vote your shares by one of the following methods: (1) by Internet; (2) by telephone; (3) if you received your proxy materials by mail, by mailing your proxy card; or (4) in person during the 2024 Annual Meeting. Proxies may be revoked at any time before they are exercised.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be held on June 5, 2024.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, the Notice of 2024 Annual Shareholders Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.ProxyVote.com.

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Proxy Statement Summary

This summary highlights information contained in this proxy statement (this “Proxy Statement”). This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement before voting. In this Proxy Statement, the terms “MasterBrand,” “we,” “us,” “our” and the “Company” refer to MasterBrand, Inc., a Delaware corporation incorporated in July 2022.

Our Board of Directors (our “Board”) solicits your proxy for our 2024 Annual Shareholders Meeting (and any postponement or adjournment of the meeting) (the “Annual Meeting”) for the matters set forth in the “Notice of 2024 Annual Meeting of Shareholders” above.

These materials were first sent or made available to shareholders on April 22, 2024.

Annual Meeting of Shareholders

●        Time and Date: 9:00 a.m. Eastern Time, Wednesday, June 5, 2024.

●        Place: 3333 Richmond Road, Beachwood, Ohio 44122.

●        Record Date: Close of business on April 12, 2024.

●        Voting: Shareholders as of the record date are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

Voting Matters and Recommendations

Items of Business		Board Recommendation	Page
1	Elect three director nominees to serve three-year terms.	“FOR” Each Nominee	8
2	Approve, on a non-binding advisory basis, our 2023 Named Executive Officer compensation.	“FOR”	36
3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.	“FOR”	64
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Proxy Statement Summary

Our Business Highlights

FINANCIAL HIGHLIGHTS

Following our separation (the “Separation”) from Fortune Brands Innovations, Inc. (“Fortune Brands”), we successfully completed our first year as a standalone public company in 2023, with solid operational and financial results. We continued to execute on our strategic transformation with the goals of profitably growing previously acquired companies and reducing complexity in both manufacturing and back-office functions. Since our strategic transformation began in 2019, we have delivered exceptional results. Between 2019 and 2023:

●        Net sales have grown by approximately $338 million, representing a compounded annual growth rate of approximately 3%.

●        Net income has grown by nearly $82 million, representing a compounded annual growth rate of approximately 16%.

●        Non-GAAP Adjusted EBITDA* (Earnings before interest, taxes, depreciation, and amortization) has grown by over $128 million, representing a compounded annual growth rate of approximately 11%.

●        Net cash provided by operating activities has grown by approximately $257 million, representing a compounded annual growth rate of approximately 29%.

With strong cash provided by operating activities described above, during fiscal year 2023 we were able to: achieve Net Income of approximately $182 million, with a Total Debt/Net Income ratio of 3.9x, reduce our non-GAAP Net Debt/Adjusted EBITDA* ratio to 1.5x, and accelerate our investments in the business. Given the strong performance of our investment in our business, we plan to continue to do so, particularly in our “Tech Enabled” initiatives discussed below, with the goal of enhancing long-term shareholder value.

Net Sales ($M)
CAGR 3%
2,388.7
2,469.3
2,855.3
3,275.5
2,726.2
2019
2020
2021
2022
2023

Net Income ($M)
CAGR 16%
100.7
145.7
182.6
155.4
182.0
2019
2020
2021
2022
2023

Adjusted EBITDA* ($M)
CAGR 11%
255.2
294.9
318.1
411.4
383.4
2019
2020
2021
2022
2023

Net Cash Provided by Operating Activities ($M)
CAGR 29%
148.6
204.6
148.2
235.6
405.6
2019
2020
2021
2022
2023

*        Adjusted EBITDA and net debt/Adjusted EBITDA* ratio are non-GAAP financial measures. Refer to Appendix A for a definition of Non-GAAP measures referenced, and a reconciliation to comparable GAAP measures.

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Proxy Statement Summary

Strategy Highlights

We have built our business system centered on a culture of continuous improvement, which we call The MasterBrand Way. Based on foundational and lean tools, The MasterBrand Way enables our employees, who we refer to as our associates, to operate under a common framework and consistent lexicon to effectively develop cross-functional solutions to complex business issues. The disciplined deployment of these tools in recent years drove the Company’s strategic transformation and improvements in commercial and operational efficiency.

The deployment of The MasterBrand Way involves the following three strategic initiatives, and in 2023 we demonstrated continued progress on each.

Align to Grow Deliver on the unique needs of each customer

A growth initiative that starts with the customer’s needs and works back through our organization to align ourselves with those customers’ unique value proposition. As an organization that historically grew through acquisitions, processes across the disparate acquired companies were inherently different. We believe we have further opportunities to reduce complexity in our product offering to customers. By reducing this complexity, we are able to focus on the unique needs of each of our customers, thereby allowing us to gain share in a competitive market.

2023 Highlights

●   Above market growth on new product launches

●   As a result of common platforms, we were able to transition a traditionally semi-custom plant to serve and grow with the new construction market in 8 months

●   Developed custom product packages to service the specific needs of our customers across channels

●   Identified and accelerated key product launches to provide a differentiated offering to large customer groups

Lead Through Lean Engage teams and foster problem-solving

The MasterBrand Way and the associated lean tools not only drive efficiency and productivity but engage our associates in the process. This initiative allows us to focus on our human capital, specifically the ability to attract, retain and develop associates. Our empowered associates are equipped with the training and tools to address issues locally, fostering problem solving and enhancing our culture of continuous improvement. Given the competition for skilled labor in North America, we believe our Lead Through Lean initiative will help us achieve exceptional financial performance.

2023 Highlights
● Conducted more than 260 Kaizen events ● Generated more than $50M of annual savings

●   Increased production capacity by 2% through execution of lean events

●   For the second year in a row, held associate engagement scores above industry benchmarks for manufacturing companies on a global scale, according to our industry-leading engagement survey provider

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Proxy Statement Summary
Tech Enabled Drive profitable growth and transform the way we work through digital, data, and analytics

We are focused on ways to transform our business by leveraging technology. We see opportunities to leverage data and analytics across our back office, plant floor and through customer interactions. The consumer journey in residential kitchen and bath cabinets is evolving with the introduction of new technologies. Customers prefer partners that can support them through this evolving landscape, and consumers are demanding a transformation of the buying process. We are utilizing data-first strategies to unlock insights into customer and consumer trends and drive improvements in the consumer experience.

2023 Highlights

●   Digitizing the plant floor through implementation of technology, such as Radio Frequency Identification and digital displays

●   Enhancing automated processes throughout the plants, including quality related processes

● Improving customer experience by launching a new customer portal ● Launching cloud migration structure to establish a sound foundation for more advanced technologies
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Proxy Statement Summary

Board of Directors

Name	Primary Occupation	Age	Director Since	Independent	AC	CC	NESG
Class II Director Nominees
David D. Petratis (Non-Executive Chair)	Former President and Chief Executive Officer, Allegion plc	66	2022
Juliana L. Chugg	Former Executive Vice President and Chief Brand Officer, Mattel, Inc.	56	2022
Patrick S. Shannon	Former Chief Financial Officer, Allegion plc	61	2024
Class III Directors — Terms Expiring in 2025
Jeffery S. Perry	Founder and Chief Executive Officer, Lead Mandates LLC	58	2022
Robert C. Crisci	Chief Financial Officer, Lineage, Inc.	48	2022
Class I Directors — Terms Expiring in 2026
R. David Banyard, Jr.	Chief Executive Officer, MasterBrand, Inc.	55	2022
Ann Fritz Hackett	Former Strategy Consulting Partner and Co-Founder, Personal Pathways, LLC	70	2022

Data as of April 22, 2024.

AC = Audit Committee; CC = Compensation Committee; NESG = Nominating, Environmental, Social and Governance Committee

Chairperson	Member
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Proxy Statement Summary

Board Composition

We have created a Board comprised of a select group of individuals that have diverse and complementary backgrounds and business experience that align with the strategic direction of the Company. Among other factors, we consider each candidate’s personal and professional responsibilities and experiences, diversity of background and thought, and knowledge and skills.

The experiences of our directors include:

Public company senior management	Public company board
Leadership	Financial/Capital
Strategic management	International business
Mergers & acquisitions/Capital markets	Human resources/Human capital
Risk management	Consumer products expertise
Home products/Housing market	Manufacturing/Supply chain
Marketing/Brand management

Our Board believes each director is highly qualified to serve and that their unique skills and qualifications bring a wealth of knowledge, experience, expertise and energy to our Board. The following figures highlight certain attributes of the composition of our Board (see Diversity and Public Company Experience below for additional attributes):

Our Board currently consists of seven directors. The directors hold office for staggered terms of three years. Directors from one of the three classes are elected each year. Our Board will transition to annual director elections through a phase-out, as provided in our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”). We expect that beginning with our 2030 annual meeting, all directors will be elected annually, and at that time our Board will no longer be classified.

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Proxy Statement Summary

Our Corporate Governance Highlights

We are committed to effective corporate governance and high ethical standards. We have implemented corporate governance practices that intersect best practices and our strategic needs. For more information about our corporate governance practices, see “Corporate Governance” beginning on page 19 below.

Independent Oversight	● Independent Non-Executive Chair and all independent directors, except for our CEO
● All Board Committees — Audit, Compensation, and Nominating, Environmental, Social and Governance — composed entirely of independent directors

●   Active Board and committees oversight of our strategy and risk management, including sustainability risks, human capital management and related risks, enterprise risk management, compliance and cybersecurity

● Meetings of independent directors in connection with each regularly scheduled Board and committee meeting
Governance Practices

●   Majority voting standard for election of directors and resignation policy for directors in uncontested elections, requiring any director to submit a resignation if the votes such director receives do not exceed 50% of the total votes cast

● Proxy access rights available to 3-year ownership, 3% shareholders, for up to 20% of the Board
● Annual board and committee self-evaluations
● Prohibition on hedging and pledging our securities
● Director and executive stock ownership guidelines
● Executive compensation driven by pay-for-performance philosophy
● Shareholder engagement program

Our Executive Compensation Highlights

To attract and retain superior talent at MasterBrand, we have designed our executive compensation policies to be market competitive, align incentives with our performance, and drive a performance-oriented culture. Our compensation culture is supported by incentive programs that take into consideration business results and individual performance.

Some of the compensation programs and amounts presented in this Proxy Statement are from before our Separation from Fortune Brands in 2022, and these decisions were made by the compensation committee and leadership of Fortune Brands. Our Compensation Committee was established upon the Separation.

For more information, see “Compensation Discussion and Analysis” beginning on page 38.

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Proposal No. 1: Election of Directors

Under our Certificate of Incorporation, our Board is divided into three classes with approximately one-third of the directors standing for election each year. Our Board currently consists of seven directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified, or until their earlier death, resignation, or removal). One of the three classes is elected each year to succeed the directors whose terms are expiring. Our Board will transition to annual director elections through a phase-out, as provided in our Certificate of Incorporation. We expect that beginning with our 2030 annual meeting, all directors will be elected annually, and our Board, at that time, will no longer be classified.

The Class II directors whose terms expire at the Annual Meeting are David D. Petratis, Juliana L. Chugg, and Patrick S. Shannon. Each of these directors has been re-nominated by our Board upon the recommendation of its Nominating, Environmental, Social and Governance Committee. All Class II directors elected at the Annual Meeting will continue in office until the annual meeting of our shareholders to be held in 2027 and until their successors are elected and qualified.

The three nominees contribute significantly to our Board, including as follows:

●        David D. Petratis serves as the Board’s independent Non-Executive Chair;

●        Juliana L. Chugg serves on the Board’s Audit Committee and Compensation Committee; and

●        Patrick S. Shannon serves on the Board’s Audit Committee and Compensation Committee.

Each of the directors nominated by our Board has consented to serving as a director for the term listed above, to being named in this Proxy Statement, and to continuing their service on our Board if elected. The persons named as proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of each of our Board’s three nominees. If any nominee is unable to serve, our Board can either designate a substitute nominee to serve as a director instead or reduce the size of our Board. If our Board nominates another individual, the persons named as proxies may vote for such substitute nominee.

Our Board has determined that David D. Petratis, Juliana L. Chugg, and Patrick S. Shannon are independent of MasterBrand and management. See “Corporate Governance — Director Independence” below for more information.

Board Membership Criteria

Our Board is responsible for selecting candidates for Board membership and has identified key skills and attributes to be used in identifying potential candidates. The Nominating, Environmental, Social and Governance Committee leads our director recruitment process and regularly considers the criteria necessary to achieve a diverse Board that provides effective oversight of MasterBrand.

The Nominating, Environmental, Social and Governance Committee believes that directors should display the attributes necessary to be effective directors, which can include: commitment to the goal of enhancing long-term shareholder value, experience in an executive leadership role, consumer products expertise and experience, experience as a board member of a public company, willingness to devote sufficient time to Board matters, business judgment, diversity, stature, lack of conflicts of interest, integrity, ethics, and any evolving needs of the Board. As discussed in “— Board Diversity and Tenure” below, the Nominating, Environmental, Social and Governance Committee also seeks to select director candidates who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and

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Proposal No. 1

decisions and believes that Board membership should reflect diversity in its broadest sense, including persons diverse in experiences, qualifications, attributes, and skills, including directors’ self-identified characteristics, such as gender, race, and ethnicity.

In addition to the above criteria, the Nominating, Environmental, Social and Governance Committee considers, on an ongoing basis, the additional skills, experiences, and backgrounds that it seeks in members of our Board in the context of our business and the existing composition of our Board. The directors’ biographies under “— Our Director Nominees” and “— Other Continuing Directors” below describe the wealth of experience each director brings to our Board and each director’s key skills, experiences, and backgrounds that make them valuable members of our Board and well-equipped to further our strategic plan.

DIRECTOR OVERBOARDING POLICY

Our Corporate Governance Principles are designed to ensure that all directors have sufficient time to devote proper attention to their responsibilities as MasterBrand directors. In general, our Chief Executive Officer and any director who serves as Chief Executive Officer of another public company may not serve on more than one other public company board. Directors who are not fully employed may not serve on more than three other public company boards. No member of the our Audit Committee may serve on the audit committee of more than two other publicly traded companies. The Board may waive these limitations if the Board determines that doing so would not impair a director’s ability to serve effectively on our Board.

As of April 22, 2024, all Directors were in compliance with our overboarding policy.

Our Director Nominees

Our Board and the Nominating, Environmental, Social and Governance Committee believe that each of our nominees brings a strong and diverse set of skills, experiences, and perspectives that, when combined with the other continuing directors, creates a high-performing Board that is aligned with our business strategy, and which contributes to the effective oversight of MasterBrand. The ages, principal occupations, public directorships held, and other information about our nominees and continuing directors are shown below as of April 22, 2024.

The Board unanimously recommends a vote “FOR” ALL Board nominees listed below.
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Proposal No. 1

CLASS II DIRECTORS — TERMS EXPIRING AT THE ANNUAL MEETING

Age: 66 Director Since: December 2022 Board Committees: Audit Independent

David D. Petratis

Experience

David D. Petratis serves as our Non-Executive Chair. Mr. Petratis served as President and Chief Executive Officer of Allegion plc (NYSE: ALLE), a global provider of security products and solutions, from July 2013 through July 2022. Mr. Petratis was also Chair of the board of directors of Allegion plc from July 2013 to his retirement in December 2022. Prior to his role at Allegion plc, Mr. Petratis served as Chair, President and Chief Executive Officer of Quanex Building Products Corporation (NYSE: NX), a manufacturer of engineered material and components for the building products markets, from 2008 to 2013 and held prior senior leadership roles at Schneider Electric, MGE UPS Systems Americas and Square D Company. Mr. Petratis currently serves as a member of the board of directors of Sylvamo Corporation (NYSE: SLVM) and CraneNXT (NYSE: NXT). Additionally, Mr. Petratis served eight years on the Gardner Denver, Inc. corporate board, and he is on the University of Northern Iowa Business Executive Advisory Board. Mr. Petratis has a B.A. in industrial management from the University of Northern Iowa and received his M.B.A. from Pepperdine University.

Skills and Qualifications

We believe Mr. Petratis’ extensive global industrial management experience serving as Chair and CEO of two publicly-traded companies, coupled with his leadership experience at Allegion plc and his experience in driving growth through acquisitions and research and development to drive productivity, qualifies him to serve on our Board.

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Proposal No. 1
Age: 56 Director Since: December 2022 Board Committees: Audit Compensation Independent

Juliana L. Chugg

Experience

Ms. Chugg is the retired Executive Vice President and Chief Brand Officer of Mattel, Inc. (NASDAQ: MAT), a leading global toy company and owner of a portfolio of children’s and family entertainment franchises, a position she held from 2015 through 2018. Prior to that, she served as Partner of Noble Endeavors LLC during 2015. Ms. Chugg has also served in various leadership roles at General Mills, Inc. (NYSE: GIS) and its predecessor, Pillsbury, from 1996 through 2014, including serving as Senior Vice President of General Mills, Inc. and President of the Meals division from 2010 through 2014. Ms. Chugg has served on the board of directors of Darden Restaurants, Inc. (NYSE: DRI) since March 2022. Ms. Chugg has also served on the board of directors of V. F. Corporation (NYSE: VFC) since 2009. Ms. Chugg previously served as a director of Kontoor Brands, Inc. (NYSE: KTB) from May 2019 until November 2021, as a director of Caesars Entertainment Corporation from December 2018 to July 2020 and as a director of H.B. Fuller Company (NYSE: FUL) from April 2007 until January 2013. Ms. Chugg has a Bachelor’s of Business, with a major in Marketing from the University of South Australia.

Skills and Qualifications

We believe Ms. Chugg’s extensive experience leading major functions and divisions of large publicly-traded companies and her service on the board of directors of other publicly-traded companies qualifies her to serve on our Board.

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Proposal No. 1
Age: 61 Director Since: March 2024 Board Committees: Audit Compensation Independent

Patrick S. Shannon

Experience

Mr. Shannon is the retired Chief Financial Officer of Allegion plc (NYSE: ALLE), a global provider of security products and solutions, where he served from 2013 until 2022. Prior to his position as Chief Financial Officer at Allegion plc, Mr. Shannon spent 11 years in various leading finance roles at Ingersoll Rand (NYSE: IR) and previously served as Chief Financial Officer of AGCO Corporation (NYSE: AGCO), a global manufacturer and distributor of agricultural equipment, for two years after several years of progressive roles in accounting, controls and international finance. Prior to AGCO, Mr. Shannon was a Senior Auditor for Arthur Andersen LLC. Mr. Shannon serves on the board of directors of Astec Industries Inc. (Nasdaq: ASTE). Mr. Shannon received his Bachelor’s of Business Administration, with a major in accounting, from the University of Georgia and received an M.B.A from Mercer University.

Skills and Qualifications

We believe Mr. Shannon’s experience as Chief Financial Officer of two large, publicly-traded companies coupled with his extensive experience leading strategy, M&A and business transformation as well as his service on the board of directors of another publicly-traded company qualifies him to serve on our Board.

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Proposal No. 1

CLASS III DIRECTORS — TERMS EXPIRING IN 2025

Age: 58 Director Since: December 2022 Board Committees: Compensation Nominating, Environmental, Social and Governance (Chair) Independent

Jeffery S. Perry

Experience

Since 2020, Mr. Perry has been the Founder and Chief Executive Officer of Lead Mandates LLC, a business and leadership advisory firm. Prior to founding Lead Mandates LLC, from 2004 to 2020, Mr. Perry held several senior positions with Ernst & Young LLP, including serving as Americas Operational Transaction Services Practice Leader and Global Client Service Partner for major Consumer Products accounts. Before joining Ernst & Young in 2004, Mr. Perry held leadership positions with AT Kearney Inc., including co-leading its North America Merger Integration services. Mr. Perry has served on the board of directors of Fortune Brands Innovations (NYSE: FBIN) since 2020. Since 2021, Mr. Perry has also served on the board of directors of Equitable Funds, an investment company registered under the Investment Company Act of 1940. Mr. Perry holds a B.S. in Marketing/Quantitative Methods from Babson College and an M.B.A. from Harvard Business School.

Skills and Qualifications

We believe Mr. Perry is qualified to serve on our Board because of his experience in business integration, stemming from his experiences working as a Global Client Service Partner at Ernst & Young and his extensive experience as a strategic, operational and financial advisor helping boards of directors and management teams. We also believe that, as a director of Fortune Brands, Mr. Perry’s familiarity with MasterBrand provides continuity.

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Proposal No. 1
Age: 48 Director Since: December 2022 Board Committees: Audit (Chair) Nominating, Environmental, Social and Governance Independent

Robert C. Crisci

Experience

Mr. Crisci currently serves as the Chief Financial Officer for Lineage, Inc. Lineage is the world’s largest temperature-controlled industrial REIT with a global network of over 450 strategically located facilities totaling nearly 3 billion cubic feet of capacity. Lineage’s operations span 20 countries across North America, Europe and Asia-Pacific. Mr. Crisci previously served as Chief Financial Officer of Roper Technologies, Inc. (Nasdaq: ROP) from 2017 until January 2023. Mr. Crisci joined Roper Technologies, Inc. in 2013 as Vice President, Finance and Investor Relations and led the company’s financial planning and analysis and investor relations activities. Prior to joining Roper Technologies, Inc., Mr. Crisci served in various roles across investment banking, consulting and finance. Mr. Crisci’s prior experience includes positions at Morgan Keegan, VRA Partners, Devon Value Advisers and Deloitte & Touche. Mr. Crisci holds a B.A. in Economics from Princeton University and an M.B.A. from Columbia Business School.

Skills and Qualifications

We believe Mr. Crisci’s experience serving as Chief Financial Officer of two large companies, including a public company with a strong track record of creating exceptional shareholder value, coupled with his experience as an investment banker and consultant primarily focused on industrial markets, including building products, qualifies him to serve on our Board.

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Proposal No. 1

CLASS I DIRECTORS — TERMS EXPIRING IN 2026

Age: 55 Director Since: December 2022

R. David Banyard, Jr.

Experience

Mr. Banyard serves as President and Chief Executive Officer of MasterBrand. He has served in this role since December of 2022. Mr. Banyard has served on the board of directors of WK Kellogg Co. (NYSE: KLG) since 2023 and is Chair of the Compensation Committee. Prior to MasterBrand, Mr. Banyard served as the President of the Cabinets division of Fortune Brands from December 2019 until the Separation. Prior to that, Mr. Banyard served as President and Chief Executive Officer of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of packaging, storage, and safety products and specialty molding, from December 2015 to October 2019, and on Myers Industries, Inc.’s board of directors from 2016 to 2019. Prior to that, he was Group President, Fluid Handling Technologies at Roper Technologies, Inc. (NYSE: ROP) where he led a diverse portfolio of companies serving a wide array of end markets. Mr. Banyard began his business career at Danaher Corporation (NYSE: DHR), where he held a variety of management roles including Vice President and General Manager of Kollmorgen’s Vehicle Systems business. Mr. Banyard holds a B.A. in Economics from Princeton and an M.B.A. from The University of Virginia Darden School of Business.

Skills and Qualifications

Mr. Banyard’s leadership as President and CEO of MasterBrand provides him with deep knowledge of the cabinets industry, our operations, growth opportunities and challenges. In addition, his prior business, management and leadership experience at Myers Industries, Inc. and service as a member of its board of directors provides him with the skillset and valuable knowledge to be able to contribute significant insight into strategic, management and operational matters to our Board.

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Proposal No. 1
Age: 71 Director Since: December 2022 Board Committees: Nominating, Environmental and Social Governance Compensation (Chair) Independent

Ann Fritz Hackett

Experience

Ann Fritz Hackett is a former Strategy Consulting Partner. From 2015 until her retirement in January 2020, Ms. Hackett was a Partner and Co-Founder of Personal Pathways, LLC, a technology company providing web-based enterprise collaboration platforms. Prior to Ms. Hackett’s role at Personal Pathways, LLC, she was President of Horizon Consulting Group, LLC, a strategy consulting firm founded by Ms. Hackett in 1996, developing corporate and business strategies for global consumer product and service companies and providing innovative human capital initiatives. Ms. Hackett has served on the board of directors of Fortune Brands Innovations (NYSE: FBIN) since 2011 and has also served on the board of directors of Capital One Financial Corporation (NYSE: COF) since 2004, where she is currently lead director and Chair of the Governance and Nominating Committee. Ms. Hackett graduated from Dartmouth College with a degree in Mathematics and earned her M.B.A. from Stanford University.

Skills and Qualifications

Ms. Hackett’s deep expertise in the cabinets business stemming from her tenure on the board of directors of Fortune Brands will allow Ms. Hackett to provide valuable insight to our Board. Ms. Hackett also has extensive experience in strategy, risk management, transformation, change management, talent management, technology and significant corporate governance and board experience, which we believe will assist us as a public company and qualifies Ms. Hackett to serve on our Board.

Director Nomination Process

Our Nominating, Environmental, Social and Governance Committee identifies and carefully considers potential new candidates and makes recommendations to our Board for nominations. The Nominating, Environmental, Social and Governance Committee uses a third-party national search firm to assist in identifying and assessing candidates. Among other factors, we consider the Company’s industry, each candidate’s personal and professional responsibilities and experiences, diversity, including diversity of experiences, qualifications, attributes, and skills, along with directors’ self-identified characteristics, such as gender, race, and ethnicity.

The Nominating, Environmental, Social and Governance Committee will consider director candidates duly recommended by a shareholder in the same manner as all other candidates recommended by other sources. Shareholders may submit director nominees for inclusion in our proxy statement if the shareholder(s) and the nominee(s) meet the requirements in our Bylaws and federal securities laws. See “Submission of Shareholder Proposals or Nominations” below for more information.

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Proposal No. 1

Board Diversity and Public Company Experience

Our Board is committed to building a group of directors with diverse experiences and backgrounds. Our Corporate Governance Principles state that our Nominating, Environmental, Social, and Governance Committee should consider diversity as one factor among many when determining director qualifications.

Consistent with these Corporate Governance Principles, our Board’s policy is that our Nominating, Environmental, Social, and Governance Committee may consider, as part of its search for director candidates, diversity of experiences, qualifications, attributes, and skills, along with directors’ self-identified characteristics, such as gender, race, and ethnicity.

Given that we only recently became a standalone public company, our Board members are relatively short-tenured in their service to MasterBrand, but most have extensive experience in serving on other public company boards. All of our directors have served on our Board since the Separation in 2022, other than our new director Patrick S. Shannon, who was appointed to the Board in 2024. Additionally, Jeffery Perry has served as a director of Fortune Brands since 2020, and Ann Fritz Hackett has served as a director of Fortune Brands since 2011.

Our Corporate Governance Principles state that there is no limit on the number of terms for which a director may be elected, and that our Board does not endorse arbitrary term limits on directors’ service. However, our Corporate Governance Principles generally require directors to retire at the Annual Meeting following such director’s 75th birthday, subject to the Board’s ability to waive the retirement age in certain cases if it believes that doing so is in the best interests of the Company’s shareholders.

As of April 22, 2024, all of our directors were younger than 75 years of age.

The following figures highlight the diversity and public company board experience of our Board:

Board Evaluations

In the spirit of our value of continuous improvement, our Board is committed to regular assessments of itself and its committees. These assessments are designed to ensure that our Board’s governance and oversight responsibilities are well executed and continuously updated to reflect best practices.

The Board conducts annual self-evaluations overseen by the independent Non-Executive Chair of our Board and our Nominating, Environmental, Social and Governance Committee. Each director completes a questionnaire evaluating the performance of our Board as a whole and the committees on which the director serves. The directors’ responses are aggregated and anonymized to encourage the directors to respond candidly and to maintain the confidentiality of their responses. The full results are reviewed by the Nominating, Environmental, Social and Governance Committee and summarized for the full Board, which reviews the results during its meetings.

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Proposal No. 1

Each Board committee annually conducts an evaluation of its performance. The Board committee evaluations are led by the chair of each committee. Our Board committees also separately review the feedback received for such committee in meetings with the independent directors.

We believe this evaluation process provides our Board and its committees with valuable insight regarding areas where our Board believes it functions effectively as well as areas where our Board can improve. Recommendations for improvement derived from the evaluation process are used to adjust our Board’s future agendas and practices.

Independent Director Meetings

At the end of each quarterly Board meeting, our independent directors have the opportunity to meet, both with and without our Chief Executive Officer, to discuss whether the meeting objectives were satisfied and to identify issues that might require additional dialogue. Each of our Board’s standing committees also regularly meets with the independent directors for the same purposes.

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Corporate Governance

We are committed to effective corporate governance and high ethical standards. We believe these values are conducive to long-term performance. We believe our key corporate governance and ethics policies help us manage our business in accordance with the highest standards of business practice and in the best interests of our shareholders.

Our Corporate Governance Principles and committee charters help govern the operation of our Board and its committees. Our Nominating, Environmental, Social and Governance Committee annually reviews our governance practices, recommending changes to the Board as needed, and relatedly, our Board annually reviews our Corporate Governance Principles and makes changes as needed. In addition, each committee annually reviews their respective committee charters and recommends changes to the Nominating, Environmental, Social and Governance Committee, which subsequently makes recommendations to the Board for approval as necessary. The Corporate Governance Principles and committee charters are updated periodically in response to changing regulatory requirements, evolving practices, engagement with our shareholders and other stakeholders, and otherwise as circumstances warrant.

Board Leadership Structure

We have separate roles for our independent Non-Executive Chair and Chief Executive Officer. As described in our Corporate Governance Principles, our Board currently has an independent, Non-Executive Chair, David D. Petratis, which we believe helps further strengthen our governance structure. Our Board believes this leadership structure provides an effective leadership model for MasterBrand and our Board to help ensure effective independent oversight.

However, our Board also believes that no single leadership model is right for all companies or at all times. Depending on the circumstances, other leadership models, such as combining the roles of the independent Non-Executive Chair and Chief Executive Officer, might be appropriate. Our Board periodically reviews its leadership structure and will continue to evaluate and implement the leadership structure that it concludes most effectively supports our Board in fulfilling its responsibilities.

In addition to the leadership of our independent Non-Executive Chair, our independent directors regularly assess the performance of our Chief Executive Officer and provide meaningful feedback and direction to him. Our Board has strong and effective independent oversight of management.

●        6 out of 7 of our Board members are independent (including our Non-Executive Chair);

●        Each member (including the chair) of the Audit Committee, the Nominating, Environmental, Social and Governance Committee, and the Compensation Committee, is independent;

●        Board and committee agendas are prepared by their independent chairs, based on discussions with directors and recommendations from senior management; and

●        All directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate.

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Corporate Governance

Board Oversight

OUR BOARD’S OVERSIGHT OF RISK MANAGEMENT

The Board, directly and through its committees, is responsible for oversight of our risk management processes and enterprise risk, along with assisting management in assessing major risks and evaluating options for their mitigation. In particular, the Board has delegated oversight of enterprise risk management to our Audit Committee. We maintain an enterprise risk management program that supports strategic planning, performance, and decision making. To that end, we identify, categorize, assess, respond to, and monitor risks, escalating as needed. Our Board considers risk topics, such as strategic, competitive, market access, economic, operational, financial, legal, regulatory, cybersecurity, environmental, corporate, business continuity, social and governance compliance, human capital, and reputational risks.

Our senior management team is charged with managing these risks through internal processes and controls, and the Board receives regular reports regarding these risks from members of our senior management team, as well as additional updates on an as-needed basis.

Our Board annually reviews our enterprise risk management program and addresses new risks as they arise. Additionally, our Board is kept informed of its committees’ risk oversight and other activities through reports by the committee Chairs to the full Board, which occur at each regularly-scheduled quarterly Board meeting.

Our Board committees also address certain risk areas as described below.

Audit Committee:

The Audit Committee oversees the management of risks related to financial matters, including liquidity and capital resources, particularly financial reporting and disclosure, accounting, and internal controls, as well as risks related to our audit and regulatory functions, cybersecurity, information asset security, network security, and data privacy and protection.

The Audit Committee also oversees our program, policies, and procedures related to operational and compliance risk exposures and the steps management has taken to mitigate, monitor and control such exposures.

Compensation Committee:

The Compensation Committee oversees the management of risks related to our annual and long-term compensation programs, our clawback policies, our insider trading policy, human capital and related structures and metrics, including our conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Nominating, Environmental, Social and Governance Committee:

The Nominating, Environmental, Social and Governance Committee oversees the management of risks relating to health and safety, our corporate sustainability and responsibility program, including initiatives and related risks and their impact on the environment, the community and our associates, the independence of the Board, Board composition, director orientation, continued education, and self-evaluations, potential conflicts of interest, and our corporate governance structure.

Management:

Management is primarily responsible for identifying risk and risk controls related to significant business activities and mapping the risks to our strategy. Management is also responsible for developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to manage risk.

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Corporate Governance

OUR BOARD’S OVERSIGHT OF STRATEGY

Our Board and its committees are involved in overseeing our corporate strategy, including major business, organizational and transformational initiatives; capital allocation priorities; and any significant acquisitions and other transactions as well as related integration issues. Our Board regularly engages in discussions regarding our corporate strategy at its Board meetings. Our Board committees oversee elements of our strategy associated with their respective areas of responsibility.

OUR BOARD’S OVERSIGHT OF HUMAN CAPITAL AND SUCCESSION PLANNING

We are a values-based organization and believe our strong culture is a true differentiator. At the core of our culture is doing what is right. That culture starts with our executive officers and other management personnel. Our management is focused on creating a workplace that fosters an environment of ethical behavior, transparency, honesty, and business integrity.

Our Board committees oversee elements of our culture associated with their respective areas of responsibility. For instance, the Compensation Committee is kept informed of our associate compensation practices through recurring updates and is responsible for periodically discussing the same with our management and evaluating our performance in the development, implementation, and effectiveness of our policies and strategies. The Audit Committee is responsible for oversight of our ethics and compliance program and regularly receives updates on our culture of integrity and the tone set by leaders throughout the organization. The Nominating, Environmental, Social and Governance Committee is responsible for recruiting and identifying nominees for election as directors to our Board.

Succession planning for our senior leadership positions is critical to our success. Our Board reviews succession planning and leadership development for our Chief Executive Officer as well as certain other executive positions. Succession planning is discussed formally at least annually and is also discussed regularly in meetings of our independent directors. Our Board is also tasked with focusing on director succession planning.

OUR BOARD’S OVERSIGHT OF CYBERSECURITY

Cybersecurity risk management is a critical component of our overall enterprise risk management program. Our Board delegates to the Audit Committee the oversight of our programs, policies, and procedures related to cybersecurity, information asset security, network security, and data privacy and protection. Broad oversight is maintained by our full Board.

Managing cybersecurity risk and maintaining a secure, reliable, and functional corporate network and data systems are among our highest priorities. As a result, we have implemented practices, procedures, processes, and management mechanisms to help us achieve a robust cybersecurity environment. Our Cybersecurity Program is led by our VP, Cyber Security and Risk with the mission to identify, detect and appropriately address cybersecurity threats.

Our VP, Cyber Security and Risk oversees our cybersecurity matters and reports to each of the Board and the Audit Committee at least once a year, or more frequently as needed. The Audit Committee reviews and discusses with management key process and risk indicators, progress on plans to address keys risks, and any material changes in threat landscapes or risk posture which could negatively affect our business.

Our associates are a critical part of our defense against potential cybersecurity incident exposure. Our associates and contractors have a responsibility and a role to play by attending training, complying with our cybersecurity operational practices and reporting any potential cybersecurity incidents or exposures to our cybersecurity team.

Our Privacy Committee, comprised of management personnel, leads our Privacy Program and focuses on developing and implementing policies and procedures that support our Enterprise Privacy Policy, as well as our overall information privacy, cybersecurity, and governance program. The Privacy Committee may provide advice and recommendations to management or the Board.

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Corporate Governance

Board and Committee Information

Our Board has a standing Audit Committee, Compensation Committee, and Nominating, Environmental, Social and Governance Committee. Our Board has determined that (i) each member of the Nominating, Environmental, Social and Governance Committee is independent within the meaning of our independence standards, (ii) each member of the Compensation Committee is independent within the meaning of our independence standards and applicable NYSE listing standards and is a “non-employee director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) each member of the Audit Committee is independent within the meaning of our independence standards and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and applicable NYSE listing standards. Each member of the Audit Committee is also financially literate, and Mr. Crisci and Mr. Shannon qualify as “audit committee financial experts.” Each committee has a charter available on our website at masterbrand.com/investors/governance/governance-documents.

During the fiscal year ended December 31, 2023, our Board held six meetings, our Audit Committee held eight meetings, our Compensation Committee held seven meetings, and our Nominating, Environmental, Social and Governance Committee held five meetings. Each director, except Patrick S. Shannon, who was appointed to the Board in 2024, attended at least 75% of all of the meetings of the Board and of those committees on which the director served.

	Audit Committee	Compensation Committee	Nominating, Environmental, Social and Governance Committee
R. David Banyard, Jr.
Ann Fritz Hackett
David D. Petratis
Juliana Chugg
Jeffery S. Perry
Robert C. Crisci
Patrick S. Shannon

Chairperson             Member

Compensation Committee Interlocks and Insider Participation

During 2023 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of MasterBrand, and none of our executive officers served or serves on the compensation committee or board of directors of any company that employed or employs any member of our Compensation Committee or Board.

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Corporate Governance

BOARD COMMITTEES

Audit Committee

Members Robert C. Crisci (Chair) Julianna L. Chugg Patrick S. Shannon

Key Responsibilities

●        Ensure the integrity of our financial statements, financial reporting process and system of internal controls;

●        Oversee compliance with legal and regulatory requirements;

●        Select and compensate our independent registered public accounting firm;

●        Establish policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm;

●        Evaluate independence and qualifications of our independent registered public accounting firm;

●        Assess the performance of our independent registered public accounting firm;

●        Review the performance of our internal audit function;

●        Oversee programs, policies, and procedures regarding cybersecurity, information asset security, network security, and data privacy and protection; and

●        Determine procedures for the receipt, retention, and treatment, on a confidential basis, of complaints received by MasterBrand regarding its accounting, internal controls, and auditing matters.

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Corporate Governance

Compensation Committee

Members Ann Fritz Hackett (Chair) Juliana L. Chugg Jeffery S. Perry Patrick S. Shannon

Key Responsibilities

●        Approve the Company’s executive pay philosophy and our compensation peer group;

●        Set the CEO’s total compensation and approve the CEO’s performance goals, in consultation with the independent directors;

●        Oversee compensation of executive officers and establish total target compensation;

●        Establish performance goals in connection with our annual incentive and long-term incentive compensation programs;

●        Assess, on an annual basis, and attempt to mitigate risks associated with our compensation programs and practices; and

●        Make recommendations to the Board regarding the level and composition of compensation for non-employee directors, including the compensation paid to the independent Non-Executive Chair of the Board.

Nominating, Environmental, Social and Governance Committee

Members Jeffery S. Perry (Chair) Ann Fritz Hackett Robert C. Crisci

Key Responsibilities

●        Provide recommendations to our Board with respect to the organization and function of the Board and its committees;

●        Recruit, identify and recommend qualified potential director candidates and nominees to serve on the Board and its committees;

●        Review the qualifications and independence of members of the Board and its committees and recommend changes in the composition of the committees;

●        Develop and recommend to the Board a set of corporate governance principles;

●        Oversee the annual performance review process of management and the CEO;

●        Oversee an annual self-evaluation of the Board and its committees; and

●        Oversee our sustainability program, policies, strategies, and performance and related risks.

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Corporate Governance

Shareholder Outreach

We are committed to healthy and recurrent engagement with our shareholders and consider this critical to achieving our long-term strategic goals. The Board and senior management team welcome and value dialogue with shareholders and intend to foster and encourage engagement with shareholders on an ongoing basis. The Board will generally respond, or cause management to respond, in writing to bona fide communications from shareholders addressed to one or more members of the Board. Shareholders and other interested parties who wish to communicate with the Board or any of its committees or directors should submit their communication to our Secretary.

Corporate Sustainability and Responsibility

Sustainability considerations continue to evolve, and this evolution influences and guides how we conduct our business. We are committed to being a good corporate citizen, including by seeking ways to improve our impact on the environment for future generations, focusing on high safety standards for our associates, fostering a culture of inclusion, guiding strong ethical governance practices, and giving back to our communities. We believe these practices enhance value and benefit our Company, shareholders and stakeholders.

In June 2023, we published our inaugural Environmental, Social and Governance Report, which showcases the ways we are living our mission to be a leader of sustainability in our industry. We continue to investigate additional ways to positively impact our environment and do what is right for our stakeholders, including shareholders, customers, dealers, supply chain partners, our team members (including our associates and contractors) and the communities in which we live and work. We look forward to sharing our future progress.

SUSTAINABILITY

Environmental stewardship is a critical part of our core business values. We have adopted a Safety & Environmental Stewardship Policy Statement, which is available on our website under Governance Documents. Our environmental philosophy focuses on our desire to do our part to preserve the environment for future generations and our collaboration with professional organizations, customers, suppliers and government agencies that align with our values. Key elements of our program are designed to:

●        Ensure our facilities adhere to all applicable legal and regulatory requirements;

●        Focus on problem solving activities to reduce waste and identify opportunities for reuse and recycling;

●        Embrace and promote sustainable use of natural resources, efficient use of energy and raw materials, and overall minimization of pollution;

●        Be active corporate citizens in the communities where we operate; and

●        Strive to minimize negative impacts on our environment through continuous improvement.

Further, we are continuing our efforts to determine appropriate steps to positively improve our impact on the environment. This includes, but is not limited to, our approach to wood sourcing, reducing waste, recognizing the importance of sustainability and forest stewardship.

PEOPLE

Safety:

Safety is a foundational element of our core business values and critical to our success. Accordingly, protecting the health and safety of our associates is a key tenet of how we conduct our business.

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Corporate Governance

Maintaining a safe and secure workplace is a top priority for our Company, and we are committed to ensuring that all of our associates get home safely every day. Our focus includes enhancing process safety, advancing occupational health, and eliminating workplace injuries and safety risks. This is reflected in our goal of zero safety incidents and through our efforts to create an injury-free workplace.

Our commitment to safety is driving industry-leading results shown below:

2023 Year End Rate is 74% BETTER THAN Industry Average	2023 Year End Rate is 85% BETTER THAN Industry Average

*        BLS stands for Bureau of Labor Statistics

Talent

We recognize that talent is the cornerstone of our success and a critical component of our initiatives. Accordingly, we focus on associate engagement, a culture of rewards and recognition, and a robust talent strategy to provide a consistent experience and help our associates reach their full potential as we continue building great experiences together.

Inclusion:

In 2023, we continued our progress of fostering a culture of inclusion where differences are welcomed, appreciated, and celebrated. We believe that attracting and engaging talented and diverse associates enables us to be more innovative and responsive to consumer needs, along with delivering strong performance and growth.

Fostering diversity and inclusion starts with our Board and our executive team. We believe that reflecting diversity in our Board and executive team, which are diverse in experiences, gender, race, and ethnicity, is the first step in demonstrating its importance for the rest of our organization to mirror.

We are continuing our commitment to an inclusive work environment through our employee resource groups (“ERGs”). Our associates are empowered to form and participate in our ERGs, which are voluntary and associate-led groups open to all associates. Our ERGs, along with their allies, seek to enhance our cross-cultural awareness, increase engagement, cultivate inclusiveness, and are an important part of our diversity efforts.

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Corporate Governance

GOVERNANCE

We are committed to exceptional corporate governance that aligns with shareholder interests. Our Nominating, Environmental, Social and Governance Committee is responsible for overseeing our corporate governance practices, and we actively monitor our practices to ensure we continue to manage our business in accordance with high standards of ethics, business integrity, and corporate governance. This committee receives periodic updates from the Company’s Environmental, Social and Governance Committee (the “ESG Committee”), a management committee composed of members of senior management and other senior leaders. The ESG Committee manages (a) the development, implementation, and monitoring of the Company’s key corporate, sustainability and responsibility metrics, strategies, policies, and practices and (b) the monitoring, assessing, and addressing of trends, risks, and opportunities with respect to corporate, sustainability and responsibility topics most significant to the Company and its stakeholders.

The following list highlights some of our corporate governance practices and policies.

    Majority voting standard for election of directors and resignation policy for directors in uncontested elections

    Director overboarding policy

    Proxy access rights available to 3-year ownership, 3% shareholders, for up to 20% of the Board

    Meetings of independent directors in connection with each regularly scheduled Board and committee meeting

    All directors, including our Non-Executive Chair, are independent, except for our CEO

    Our Board and committees actively oversee our strategy and risk management, including sustainability risks, enterprise risk management, compliance and cybersecurity and human capital management

    Conflicts of Interest Policy

    Safety & Environmental Stewardship Policy Statement

    Supplier Code of Conduct

    Whistleblower Policy

    Code of Ethics for Senior Financial Officers

    Annual board and committee self-evaluations

    Prohibition on hedging and pledging our securities

    Director and executive stock ownership guidelines

    Executive compensation driven by pay-for-performance philosophy

    Shareholder engagement program

    Clawback policies

    All Board Committees — Audit, Compensation, and Nominating, Environmental, Social and Governance — are composed entirely of independent directors

    Code of Business Conduct and Ethics

    Human Rights Policy

    Anti-Corruption Policy

    Privacy Policy

    Insider Trading Policy

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Corporate Governance

Director Independence

Our Board has established that, for a director to qualify as independent, a director must have no material relationship with MasterBrand other than as a director or, either directly or indirectly, as a partner, significant shareholder or officer of an organization that has a material relationship with MasterBrand. In making this determination, our Board considers all relevant facts and circumstances and has adopted the categorical independence standards for directors established in the NYSE listing standards. The policy of the Board is to review the independence of all directors at least annually.

The Nominating, Environmental, Social and Governance Committee has reviewed the applicable legal and NYSE listing standards for Board and committee member independence. A summary of the responses to annual questionnaires completed by each of the directors and a report of transactions with director-affiliated entities are made to the committee. On the basis of this review, the committee delivers a recommendation to our full Board, which then makes its independence determination.

Our Board has determined that each of our directors, other than Mr. Banyard, is independent of MasterBrand and its management. Mr. Banyard is not independent because he serves as our Chief Executive Officer.

In addition to the above standards for director independence, our Board determined that each director who serves on the Audit Committee, Compensation Committee and Nominating, Environmental, Social and Governance Committee satisfies the additional standards established by the SEC and NYSE, as applicable, for such committee membership.

Related Person Transactions

Our Board has adopted a written Conflicts of Interest Policy (the “Conflicts Policy”) for the review of any transaction, arrangement or relationship in which we are a participant and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or their immediate family members), each of whom is referred to as a “related person,” has a direct or indirect material interest. Our Conflicts Policy focuses on conflicts that arise in a variety of contexts, including, personal investments, relationships with customers, suppliers, and vendors, mergers and acquisitions, personal relationships, outside employment and board service, gifts, entertainment, loans, and other favors, and political activities.

If a related person proposes to enter into such a transaction, arrangement or relationship, which is referred to as a “related person transaction,” the related person must report the proposed related person transaction to our Corporate Compliance Committee. The Corporate Compliance Committee generally will present the proposed transaction to the Audit Committee, which will evaluate each related person transaction and determine whether the interest of the related person in the transaction is material. The individuals identified as the “related person” may not participate in any review or analysis of the related person transaction.

Code of Business Conduct and Ethics

At MasterBrand, doing what is right is at our core. We act with transparency, honesty, and integrity. We have adopted a Code of Business Conduct and Ethics that applies to all of our associates and our directors. It is available at masterbrand.com/investors/governance/governance-documents by clicking on the “Code of Business Conduct and Ethics” link.

By living up to our Code of Business Conduct and Ethics, we continue on the path to success. Our Code of Business Conduct and Ethics is led by our Corporate Compliance Committee, comprised of management personnel. Our Corporate Compliance Committee has authority to interpret, administer and apply the Code of Business Conduct and Ethics, as well as to review and make recommendations to the Board on changes to the Code of Business Conduct and Ethics.

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Corporate Governance

Our Corporate Compliance Committee is also responsible for (i) overseeing compliance training, communications, auditing and mentoring; (ii) identifying investigations to be conducted under the supervision of the Corporate Compliance Committee; (iii) interpreting, administering, and applying our conflicts of interest policies; (iv) reviewing, notifying and undertaking an investigation of whistleblower complaints; and (v) consulting with our Legal Department for interpretations of applicable law. The Corporate Compliance Committee meets regularly to review our compliance efforts, and it reports annually to our Board or to a committee delegated with such responsibility by our Board.

We have also adopted a Code of Ethics for Senior Financial Officers that contains the ethical principles by which our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer are expected to conduct themselves when carrying out their duties and responsibilities. It is available at masterbrand.com/investors/governance/governance-documents by clicking on the “Code of Ethics for Senior Financial Officers” link.

Executive Compensation Recovery Policies

In accordance with SEC and NYSE rules, the Compensation Committee adopted a clawback policy (the “Mandatory Clawback Policy”), effective as of September 6, 2023, applicable to all of the Company’s executive officers and includes all incentive-based compensation. In the event of an accounting restatement, the Company must, subject to certain exceptions provided for in the SEC and NYSE rules, recover, reasonably promptly, erroneously awarded compensation in amounts determined pursuant to the policy. Compensation that may be recoverable under the policy includes cash or equity-based compensation for which the grant, payment or vesting (or any portion thereof) is or was predicated upon the achievement of specified financial results that are impacted by the material financial restatement, and the amount of compensation that may be impacted by the Mandatory Clawback Policy is the difference between the amount paid or granted, and the amount that should have been paid or granted, if calculated on the updated financials. Recovery under the policy with respect to an executive officer will not require the finding of any misconduct by such executive officer or such executive officer being found responsible for the accounting error leading to an accounting restatement. Our Mandatory Clawback Policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

In addition, the Compensation Committee adopted a Discretionary Clawback Policy, effective December 7, 2023 (the “Discretionary Clawback Policy”). Under the Discretionary Clawback Policy, the Compensation Committee can recover all or a portion of any incentive compensation if the Compensation Committee determines that an individual covered by the Discretionary Clawback Policy (which includes our NEOs) has engaged in misconduct specified in the Discretionary Clawback Policy.

Insider Trading Policy

We have adopted an insider trading policy (the “Insider Trading Policy”) that prohibits our associates, officers, directors, as well as their respective family members, from purchasing, selling, or otherwise transacting in our securities while in possession of material nonpublic information. Our Insider Trading Policy is designed to promote compliance with insider trading laws, rules, regulations, and NYSE listing standards. It generally (i) prohibits insider trading by any person affiliated with MasterBrand, (ii) imposes heightened requirements (including blackout periods) for certain restricted persons, and (iii) imposes special reporting obligations for our directors and executive officers.

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Corporate Governance

Corporate Governance Principles

We have adopted Corporate Governance Principles in accordance with the corporate governance rules of the NYSE, which serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the role of our Board, Board composition, director independence, director selection, qualification and election, director compensation, meetings of the independent directors, key Board responsibilities, evaluation of executives, succession planning, risk management, Board leadership and operation, conflicts of interest, and other information.

Other Information

You can learn more about our corporate governance by visiting masterbrand.com/investors/governance/governance-documents, where you will find our Corporate Governance Principles, each standing Board committee charter, and other corporate governance-related information.

Each of the above documents, along with the MasterBrand Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, is available in print upon request to our Corporate Secretary through the means described in “Other Information — Communicating With Us” below.

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Non-Employee Director Compensation

Non-Employee Directors receive compensation for their service to our Board. As a MasterBrand associate, R. David Banyard, Jr., our Chief Executive Officer, does not receive compensation for his service as a director. Patrick S. Shannon was appointed to serve on our Board in March 2024 and, therefore, did not receive any compensation in 2023.

The Compensation Committee annually reviews the total compensation of our Non-Employee Directors and each element of our Non-Employee Director compensation program. As part of this process, the Compensation Committee evaluates market data provided by its independent compensation consultant, Willis Towers Watson (“WTW”), and makes a recommendation to our Board. Our Board determines the form and amount of Non-Employee Director compensation after reviewing the Compensation Committee’s recommendation.

SUMMARY OF NON-EMPLOYEE DIRECTOR ANNUAL COMPENSATION

Compensation Element	Compensation Amount
All non-employee directors Cash Retainer	$100,000
All non-employee directors Equity Retainer (Restricted Stock Units vesting after one year)	$135,000
Chair of the Audit Committee Fee	$20,000
Chair of the Nominating, Environmental, Social and Governance Committee and Compensation Committee Fee	$15,000
Board Chair Fee	$110,000

Stock Ownership Guidelines

Our Stock Ownership Guidelines state that directors should hold meaningful equity ownership positions in MasterBrand. From time to time, our Board will assess the equity ownership requirements for Non-Employee Directors. The guideline for the level of MasterBrand stock ownership for Non-Employee Directors is set forth in the table below. All of our directors own MasterBrand equity.

Role	Multiple of Annual Cash Retainer
Non-Employee Director	5x

Newly appointed directors have five years from the date of election or appointment to achieve the guidelines outlined above. To help facilitate this guideline, as described above, a significant portion of Non-Employee Director compensation is made in the form of Company equity. The Compensation Committee reviews shareholdings annually to determine whether our directors and executive officers are meeting the applicable requirements.

Mr. Banyard, our Chief Executive Officer, is subject to and is compliant with the stock ownership guidelines applicable to our executive officers, as more fully described in “Compensation Discussion and Analysis — Governance and Other Matters — Stock Ownership and Holding Guidelines” below.

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Non-Employee Director Compensation

2023 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows information regarding the compensation earned or paid during 2023 to Non-Employee Directors who served on our Board during the year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David D. Petratis	$210,000	$199,726	$409,726
Ann Fritz Hackett	$115,000	$199,726	$314,726
Jeffery S. Perry	$115,000	$199,726	$314,726
Juliana L. Chugg	$100,000	$199,726	$299,726
Robert C. Crisci	$120,000	$199,726	$319,726

(1)     Awards to our non-employee directors of restricted stock units generally vest one year after the date of grant. Following the Separation in 2022, the Compensation Committee approved a proration methodology applicable for 2022 for the annual $135,000 restricted stock unit award for non-employee directors, whereby the restricted stock unit award would be prorated for the number of days of service in the year following the Separation. The Compensation Committee granted the prorated awards for 2022 during 2023. Therefore, amounts reflected in this column include the full restricted stock unit award for 2023 plus $64,726, which represents the prorated restricted stock unit award attributable to 2022.

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Executive Officers

This section describes the experience and other attributes, as of April 22, 2024, of our executive officers other than Mr. Banyard, whose biography can be found in “Proposal No. 1: Election of Directors” above. All of our executive officers, except Kurt Wanninger, took their current positions in 2022. Kurt Wanninger took his position on May 7, 2023.

Andrea H. Simon – Executive Vice President and Chief Financial Officer

Andrea H. Simon, age 48, serves as our Executive Vice President and Chief Financial Officer. Ms. Simon served as Executive Vice President and Chief Financial Officer of Fortune Brands’ Cabinets segment from 2020 until the Separation in 2022. Prior to joining Fortune Brands’ Cabinets segment, from August 2019 to September 2020, Ms. Simon was the President of Weir Pressure Control North America of The Weir Group PLC (LON: WEIR) where she had responsibility for designing and executing a profitability turnaround plan of the company’s wellhead and valve business and served as the Vice President of Finance & IT of the Oil & Gas division of The Weir Group PLC from July 2014 to August 2019, where she had responsibility for finance, strategy, IT, real estate and global China sourcing for the Group’s global business. From June 2008 to June 2014, Ms. Simon served in a variety of other progressive positions throughout her time at The Weir Group PLC. Prior to joining The Weir Group PLC, Ms. Simon served as the Director of Internal Audit and Sarbanes-Oxley Compliance and then as the International Products Group Controller for Briggs & Stratton Corporation (former NYSE: BGG). Ms. Simon started her career as a CPA performing business assurance services at Arthur Andersen, LLC. Ms. Simon holds a B.S. in Accounting and an M.B.A. from Marquette University.

Navi Grewal – Executive Vice President and Chief Digital and Technology Officer

Navi Grewal, age 50, serves as our Executive Vice President and Chief Digital and Technology Officer. Ms. Grewal served as Executive Vice President and Chief Digital Officer of Fortune Brands’ Cabinets segment from October 2021 until the Separation in 2022. Prior to joining Fortune Brands’ Cabinets segment, from August 2019 to October 2021, Ms. Grewal was the Global Chief Information Officer and Vice President of Enterprise Customer Experience at DuPont Water and Protection, a division of DuPont de Nemours, Inc. (NYSE: DD), where she led the development of a multi-year strategic information technology strategy, including cross-functional information technology transformation and digital innovation initiatives. From June 2013 to August 2019, Ms. Grewal served as Senior Director of IT – Marketing, Sales and International at Church & Dwight Co., Inc. (NYSE: CHD), a manufacturer of household products, where she led the company’s IT digital transformation and marketing technology initiatives. Prior to joining Church & Dwight Co., Inc., Ms. Grewal held a variety of progressive IT positions over a period of ten years with Campbell Soup Company (NYSE: CPB). Ms. Grewal holds a Bachelors of Engineering from Dr. B R Ambedkar National Institute of Technology, Jalandhar, India and attended CIO Leadership Workshop from Columbia University.

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Executive Officers
Andrean R. Horton – Executive Vice President, Chief Legal Officer and Secretary

Andrean R. Horton, age 50, serves as our Executive Vice President, Chief Legal Officer and Secretary. Ms. Horton served as Executive Vice President and Chief Legal Officer of Fortune Brands’ Cabinets segment from September 2022 until the Separation. Prior to joining Fortune Brands’ Cabinets segment, from September 2021 to August 2022, Ms. Horton was a Partner and Chief Legal Officer of Dealer Tire Holdings, LLC, an international distributor of tires and accessories, where she led the legal team and was responsible for the organization’s general and commercial legal matters. Prior to Ms. Horton’s time at Dealer Tire, she served as Executive Vice President, Chief Legal Officer and Secretary at Myers Industries, Inc. (NYSE: MYE) from October 2018 to June 2021 where she led the company’s legal department and also served as Interim President and Chief Executive Officer from October 2019 to April 2020 during a period of leadership transition. Prior to Ms. Horton’s time at Myers Industries, Inc., from December 2010 to August 2018, she worked at A. Schulman, Inc., a manufacturer and supplier of plastic compounds and resins (former NASDAQ: SHLM) where she held various positions in its legal department, including serving as Executive Vice President, Chief Legal Officer and Secretary from August 2016 to August 2018. Prior to that, Ms. Horton held various leadership roles, including Vice President, Legal and Regulatory Compliance with YRC Worldwide, Inc. and General Counsel & Corporate Secretary at The Bartech Group, Inc. Ms. Horton holds a B.A. in Political Science from the University of Michigan and a J.D. from Case Western Reserve University School of Law.

Bruce A. Kendrick – Executive Vice President and Chief Human Resources Officer

Bruce A. Kendrick, age 58, serves as our Executive Vice President and Chief Human Resources Officer. Mr. Kendrick served as Executive Vice President of Human Resources of Fortune Brands’ Cabinets segment from March 2018 until the Separation in 2022. Prior to joining Fortune Brands’ Cabinets segment, from 2015 to March 2018, Mr. Kendrick was Vice President of Human Resources at ContiTech USA, Inc., a division of Continental AG, a manufacturer of highly engineered rubber, elastomer and technical solutions for industrial and automotive markets globally, where he had responsibility for human resources for the Americas region. Prior to Mr. Kendrick’s time at ContiTech USA, Inc., he held a variety of human resource leadership roles in companies such as Goodyear and Veyance Technologies. Mr. Kendrick holds a B.S. in Business Administration with a concentration in Human Resources from Nebraska Wesleyan University.

Kurt Wanninger – Executive Vice President and Chief Operations Officer

Kurt Wanninger, age 64, has served as Executive Vice President & Chief Operations Officer since 2023. Previously, he held the role of Executive Vice President and General Manager of Stock operations at MasterBrand since 2020. He has held progressive leadership roles throughout his twenty-two year career in the cabinet industry. Mr. Wanninger has worked for MasterBrand twice in his career. Initially, he served as the Executive Vice President of Operations leading the supply chain for six years prior to leaving to join Norcraft Companies. At Norcraft, he was President of Mid Continent Cabinetry, a division of Norcraft for nine years. After the acquisition of Norcraft by MasterBrand, Mr. Wanninger held the position of Norcraft Companies President, Executive Vice President of Semi-Custom Operations. Mr. Wanninger also served as General Manager for Electrolux in their Laundry and Outdoor Products divisions. Early in his career, Mr. Wanninger spent eighteen years as a tier one supplier to the automotive industry in various levels of responsibilities from Supervisions, Safety, Human Resources to General Management. Mr. Wanninger holds an AS in operations management from Iowa Western and a B.S. in business administration from Bellevue University.

34

Executive Officers
Mark A. Young – Vice President and Chief Accounting Officer

Mark A. Young, age 47 serves as our Vice President and Chief Accounting Officer. Mr. Young served as Vice President, Accounting of Fortune Brands’ Cabinets segment, MasterBrand Cabinets, LLC (“MBC LLC”) from June 2022 until the Separation. Prior to joining MBC LLC, from July 2019 to May 2022, Mr. Young was Vice President and Chief Accounting Officer of Cooper Tire & Rubber Company (former NYSE: CTB), where he had responsibility for SEC reporting and the global accounting function and served as Director of External Reporting from February 2015 to July 2019 as the company’s principal accounting officer. From July 2010 to February 2015, Mr. Young served as Manager of Financial Accounting at Cooper Tire & Rubber Company. Prior to joining Cooper Tire & Rubber Company, Mr. Young worked for Ernst & Young LLP for 11 years, where he was Senior Manager for the two years prior to his departure. Mr. Young holds a bachelor’s degree in Accounting from the University of Toledo and is a Certified Public Accountant.

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Proposal No. 2: Advisory Resolution to Approve Executive Compensation of the Company’s Named Executive Officers

Pursuant to Section 14A of the Exchange Act and the related rules of the SEC, the Company seeks your vote to approve, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote). At our annual meeting of shareholders in 2023, a majority of our shareholders voted, consistent with the recommendation of our Board, to hold an annual say-on-pay vote. This annual say-on-pay vote will continue unless our shareholders vote, at our annual meeting of shareholders in 2029, to approve a different frequency of say-on-pay voting. The Board believes that an annual say-on-pay vote allows our shareholders to provide us with regular, direct input on our executive compensation philosophy, policies and practices as disclosed in our annual proxy statement, and is consistent with our practice of recurrent engagement with our shareholders on our performance, long-term strategy, governance, and other related matters.

As described in detail under the heading “Compensation Discussion and Analysis” in this Proxy Statement, we seek to link a significant portion of executive officer compensation with the Company’s performance. The Company’s compensation programs are designed to reward the Company’s executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking. We seek to align our executive compensation program with the long-term interests of shareholders. The Company urges you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on executive compensation programs, including compensation philosophy and objectives and the compensation of named executive officers during fiscal year 2023.

The vote on this proposal is not intended to address any specific element of compensation. The vote relates to all compensation relating to the Company’s named executive officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s executive officers.

36

Proposal No. 2

Accordingly, the Board and management ask shareholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

The next “say on pay” advisory vote will occur at our 2025 annual meeting.

Recommendation of the Board The Board unanimously recommends a vote “FOR” approval of the executive compensation of the Company’s named executive officers.

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Compensation Discussion and Analysis

Our management team is comprised of individuals with diverse skillsets and backgrounds who were selected to drive our strategy. We believe the attributes of our management team are critical to our success and include:

●        Strong manufacturing backgrounds

●        Advantaged mix of industry veterans and experienced executives from adjacent industries

●        Experience driving business transformation, growth, and a diverse and winning culture

●        Diverse management team

●        Strong industry and market knowledge

This Compensation Discussion & Analysis (“CD&A”) describes MasterBrand’s executive compensation program and explains how the Compensation Committee made compensation decisions for the following NEOs in 2023:

● R. David Banyard, Jr., President, Chief Executive Officer and Director
● Andrea H. Simon, Executive Vice President and Chief Financial Officer
● Navi Grewal, Executive Vice President and Chief Digital and Technology Officer
● Andrean R. Horton, Executive Vice President, Chief Legal Officer and Secretary
● Kurt W. Wanninger, Executive Vice President and Chief Operations Officer

2023 PERFORMANCE AND RESULTS

The 2023 fiscal year was our first year as a standalone public company following the Separation from Fortune Brands on December 14, 2022. Our management team led MasterBrand through a period of significant change associated with the Separation and becoming a standalone public company, while overseeing our day-to-day operations and executing on our strategy. In addition to our strong fiscal year 2023 financial results reflected in the charts below, MasterBrand achieved an industry-leading safety record with an OSHA recordable rate for fiscal year 2023 of 0.84, representing a 19% improvement over our OSHA recordable rate for fiscal year 2022.

*        Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A for a definition of Non-GAAP measures referenced, and a reconciliation to comparable GAAP measure.

38

Compensation Discussion and Analysis

We believe that the actions taken by the leadership team in 2023 have positioned MasterBrand to continue to enhance long-term value for our shareholders. We also believe that our compensation program and the goals used within our program continue to incentivize and reward performance.

2023 COMPENSATION HIGHLIGHTS

Our compensation programs and practices are designed to pay for performance and to align management’s interests with those of our shareholders, while attracting, motivating and retaining superior talent to lead our Company. Our Compensation Committee believes that our compensation program incentivizes performance by (i) providing a significant amount of “at-risk” compensation, (ii) utilizing both short and long-term incentives tied to Company performance and (iii) balancing fixed (base salary) and variable (cash and equity) compensation. The material components of our 2023 executive compensation program are summarized in the following chart:

Pay Element	Purpose and Fiscal Year 2023 Performance Metrics
Base Salary	Fixed level of cash compensation designed to attract and retain talent
Annual Incentive Plan

Variable cash compensation based on short-term (annual) performance targets designed to recognize annual financial and operating performance

The performance metrics were:

●   Diluted Earnings Per Share (50% weighting)

●   Free Cash Flow as a Percent of Net Sales (50% weighting)

Long-Term Equity Awards

Variable equity compensation is composed of two equity vehicles, each designed to focus management on enhancing long-term shareholder value

●   Performance Share Awards (PSAs) granted with a three-year performance period

The performance metrics for the 2023-2025 performance period were:

●   3-year cumulative Adjusted EBITDA (50% weighting)

●   3-year average Adjusted Return on Invested Capital (50% weighting)

●   Time-based Restricted Stock Units (RSUs), which vest in three equal annual installments, beginning on the first anniversary of the grant date

Philosophy of the Executive Compensation Program

MasterBrand’s executive compensation program is designed to reward the achievement of both short-term and long-term strategic and operational goals that lead to the creation of sustainable long-term shareholder value. The executive compensation program is designed to:

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Compensation Discussion and Analysis

Our Compensation Committee’s Purpose and Duties

The purpose of our Compensation Committee is to fulfill the responsibilities of our Board relating to the compensation of our NEOs and other executive officers. Our Compensation Committee’s goal is to ensure that our executives are compensated in a manner that is consistent with competitive practices, our Company and individual performance. Our Compensation Committee is also responsible for overseeing the development of our compensation principles and philosophy.

Our Compensation Committee’s Use of an Outside Consultant

Our Compensation Committee directly retains WTW as its independent compensation consultant to provide advice, recommendations, and executive compensation market data. WTW reviews and provides advice regarding our compensation policies, compensation peer group, executive compensation market trends and regulatory updates. In addition, WTW performs a compensation risk assessment.

Process for Benchmarking Compensation

Our Compensation Committee believes compensation decisions are complex and require a deliberate review of company performance, market compensation levels, individual performance, impact on results, and experience. Our forms of compensation are considered using tools such as market data to review the form and value delivered by each component of compensation. When evaluating NEO compensation, the Compensation Committee generally seeks to establish total target compensation, base salary, and target incentives near the median of market data provided by WTW. The Compensation Committee may, however, determine from time to time that it is appropriate for a NEO’s total target compensation or any element of compensation to deviate from the median of the market data. The factors that might influence the amount of compensation awarded include market competition for a particular position, the strategic importance of the position to MasterBrand, individual performance, possession of unique skill or knowledge set, proven leadership capabilities, internal pay equity and retention.

Our Compensation Committee reviews recommendations from WTW on a peer group of companies about which competitive compensation data is obtained. The methodology for recommending a peer group includes consideration of companies in MasterBrand’s industry and adjacent industries with revenue and market capitalization similar to MasterBrand. In connection with establishing executive compensation for fiscal 2023, our Compensation Committee worked with WTW in the peer group development process. Consistent with WTW’s recommendations, our Compensation Committee approved, maintaining the same peer group for fiscal 2024 as for fiscal 2023.

MasterBrand Peer Group
• American Woodmark Corporation • The AZEK Company Inc. • Carlisle Companies Incorporated • Griffon Corporation • HNI Corporation • James Hardie Industries plc	• JELD-WEN Holding, Inc. • La-Z-Boy Incorporated • Leggett & Platt, Incorporated • Lennox International Inc. • Masco Corporation • Masonite International Corporation • MillerKnoll, Inc.	• Patrick Industries, Inc. • PGT Innovations, Inc. • RH • Sleep Number Corporation • Steelcase Inc. • Tempur Sealy International, Inc.
40

Compensation Discussion and Analysis

Process for Determining Compensation for Our CEO

WTW provides the Compensation Committee with annual compensation market analysis for Mr. Banyard’s compensation as President and Chief Executive Officer. In determining Mr. Banyard’s compensation, including total target compensation and pay mix, the Compensation Committee considers WTW’s market analysis, as well as Mr. Banyard’s performance, ability to impact future results, experience, and retention factors. Our Board reviews and ratifies the Compensation Committee’s approval.

Process for Determining Compensation for the NEOs other than Our CEO

WTW also provides the Compensation Committee and the Chief Executive Officer with annual compensation market analysis for the NEOs other than the CEO. In determining the NEOs’ (other than the CEO) compensation, including total target compensation and pay mix, the Compensation Committee and the CEO consider WTW’s market analysis of both publicly disclosed compensation data of our peer group and compensation survey data. The compensation survey data is appropriately adjusted to reflect our size. Changes in scope of role, performance, ability to impact MasterBrand’s future results, relevant experience, and retention factors are also considered as part of the analysis. The CEO makes recommendations regarding each other NEO’s compensation, and the Compensation Committee reviews and approves (or makes adjustments and approves) such compensation.

Compensation Practices

In addition to the strong alignment of pay with our performance, we maintain sound governance practices, including the following:

What We Do	What We Do Not Do

✔  Pay for performance Balance short- and long-term strategic objectives and directly link compensation to shareholder value

✔ Maximum payouts on incentives Awards under the Annual Incentive Plan and PSA payouts are capped at 200% of target

✔ Double-trigger on change in control severance benefits are payable upon a change in control only if there is also a qualifying termination of employment. Our equity award agreements also include double-trigger provisions

✔ Mandatory and discretionary clawback policies The Company must recover all or part of incentive compensation under the mandatory policy upon a triggering event and may seek recovery under the discretionary policy in certain other circumstances

✔ Robust stock ownership guidelines for NEOs and senior management

✔ Independent compensation consultant advises the Compensation Committee on executive compensation matters

✘ No employment contracts NEOs are employees “at will.” The Company does not have employment contracts with any of its NEOs or other executive officers

✘ No hedging or pledging Directors, NEOs and other executives are prohibited from hedging, pledging or otherwise engaging in derivative transactions designed to offset a decrease or increase in the market value of the Company’s stock

✘ No repricing of stock options Stock options are never backdated or issued with below-market prices. Repricing of underwater stock options without shareholder approval is prohibited

✘ No excessive perquisites Perquisites are limited to executive health program, cybersecurity privacy protection and other benefits generally available to associates, such as the cabinet purchase program. The CEO has limited personal use of Company aircraft, subject to reimbursement obligations

✘ No tax gross ups NEOs are not entitled to tax gross ups in the event of a change in control or for perquisites

41

Compensation Discussion and Analysis

Role of Shareholders

We are committed to engaging with our shareholders on various corporate governance topics, and our Compensation Committee continues to consider the perspectives of our shareholders and the results of say-on-pay votes when reviewing our executive compensation program. At last year’s annual meeting, the proposal regarding advisory approval of executive compensation was approved by 94% of the shares voted on such proposal. The Compensation Committee views this level of support as a strong endorsement of our compensation programs and did not make any changes to our executive compensation program in response to such vote.

For more information about our shareholder engagement efforts, see “Corporate Governance — Shareholder Outreach” above.

2023 NEO COMPENSATION

Types and Amounts of NEO Compensation Awarded in 2023

As part of 2023 annual target compensation, we provided fixed (base salary), time-based (Restricted Stock Units) and variable (Annual Incentive Plan and Performance Share Awards) compensation to the NEOs. A significant portion of annual target compensation awarded to our NEOs is at-risk, because it depends on pre-determined performance goals, including stock price.

As a result, the amount of compensation actually paid to an NEO may significantly vary from the NEO’s target compensation. The following charts show each element of 2023 annual target compensation, including the mix of short-term and long-term incentives, as well as the amount of pay-at-risk for the CEO and the average for the other continuing NEOs. These charts illustrate annual target compensation.

42

Compensation Discussion and Analysis

Base Salary

Base salaries provide a fixed level of cash compensation and are paid to attract and retain our NEOs. Each NEO’s base salary shown below was set by the Compensation Committee at a level designed to be appropriate and commensurate with each NEO’s position, relevant experience, and performance. The NEOs’ base salary went into effect at the time of the Separation on December 14, 2022. Since then, base salaries have been maintained for our NEOs, other than for Mr. Wanninger, whose base salary increased from $480,240 to $500,000 on February 27, 2023 to reflect his increased responsibility resulting from his promotion to Chief Operations Officer, which includes managing our operations, supply chain and engineering functions.

Named Executive Officer	2023 Base Salary
R. David Banyard, Jr.	$1,000,000
Andrea H. Simon	$500,000
Navi Grewal	$460,000
Andrean R. Horton	$475,000
Kurt W. Wanninger	$500,000

Annual Incentive Plan

Our Annual Incentive Plan (“AIP”) reinforces a pay-for-performance culture focused on our annual financial and operational results. The Annual Incentive Plan establishes performance targets as a percentage of base salary for each NEO at a level designed to be appropriate and commensurate with each NEO’s position based on the market assessment.

The target percentages for our NEOs were as follows:

Named Executive Officer	2023 Target % of Salary
R. David Banyard, Jr.	120%
Andrea H. Simon	70%
Navi Grewal	60%
Andrean R. Horton	60%
Kurt W. Wanninger	60%

In 2023, our Compensation Committee approved Diluted Earnings Per Share and Free Cash Flow as a percent of Net Sales as metrics for the Annual Incentive Plan to instill a focus on earnings and cash flow. The measures and weightings of such metrics were:

Measure	Weighting
Diluted Earnings per Share	50%
Free Cash Flow as a percent of Net Sales	50%

We established a rigorous goal-setting process to set challenging performance goals under the Annual Incentive Plan based on our annual operating plan and a Monte Carlo statistical analysis. The Monte Carlo statistical analysis is used to help determine the likelihood of potential levels of performance. The Compensation Committee reviewed the target performance goals and actual results for prior years, the expected growth rate in the home products market, our three-year operating plan, key assumptions relating to share gains, pricing, material inflation, and productivity, and best practice recommendations of our compensation consultant. Diluted Earnings per Share and Free Cash Flow as a percent of Net Sales were the performance metrics used, with each receiving 50% weight.

43

Compensation Discussion and Analysis

The following table sets forth the minimum (25% payout of target), target (100% payout of target), and maximum (200% payout of target) financial performance measures, the actual performance results, the percentage payout, and the amount paid to each NEO for the 2023 awards.

2023 Annual Incentive Plan Performance Goals and Results
Performance Levels and Goals				Results and Awards
Performance and Weighting Metric	Minimum Performance	Target Performance	Maximum Performance	Actual Performance	AIP Performance		Payout Percent of Target
Diluted Earnings per Share (50%)	$0.66	$1.16	$1.57	$1.40	$1.51	(1)	158.1%
Free Cash Flow as a percent of Net Sales* (50%)	5.2%	7.4%	8.6%	12.8%	15.3	%(2)	200%
			Total Weighted Score:				179.1%

(1)     Diluted Earnings per Share for fiscal 2023 was $1.40, but the Compensation Committee chose to exercise positive discretion with respect to the short-term incentives to exclude the expense of unusual items generally outside of management’s control including restructuring charges, the impact of a tornado at our Jackson, GA facility, legal settlement, and defined benefit actuarial loss, resulting in a final Diluted Earnings per Share for fiscal 2023 of $1.51 for AIP performance payout purposes.

(2)     Free Cash Flow as a percent of Net Sales for fiscal 2023 was 12.8%, but the Compensation Committee chose to exercise positive discretion with respect to the short-term incentives to exclude unusual items generally outside of their control including restructuring charges, the impact of a tornado at our Jackson, GA facility, legal settlement, and certain payments to Fortune Brands, resulting in a final Free Cash Flow as a percent of Net Sales for fiscal 2023 of 15.3% for AIP performance payout purposes.

*        Free Cash Flow as a percent of Net Sales is a non-GAAP financial measure. Refer to Appendix A for a definition of Non-GAAP measures referenced, and a reconciliation to comparable GAAP measures.

For fiscal 2023, annual incentive award payments for each NEO are set forth in the following table:

Named Executive Officer	2023 Cash Incentive Paid
R. David Banyard, Jr.	$2,149,200
Andrea H. Simon	$626,850
Navi Grewal	$494,316
Andrean R. Horton	$510,435
Kurt W. Wanninger(1)	$537,300

(1)     Mr. Wanninger’s annual incentive performance target was established prior to and did not change following his previously described promotion to Chief Operations Officer; however, his annual incentive award was calculated based on his year-end salary.

44

Compensation Discussion and Analysis

Long-Term Equity Award Program

Our Compensation Committee believes that equity compensation reinforces a pay for performance culture and aligns the interests of management with those of its shareholders. For 2023, our Long-Term Equity Award program delivered an equal mix of Restricted Stock Units and Performance Share Awards to incentivize enhancing long-term shareholder value. The allocation of the awards is based on dollar grant date fair value rather than the actual number of shares or units awarded. The allocation of value by award type is shown below:

The table below highlights the value and number of awards granted to each of our NEOs:

Named Executive Officer	Performance Share Awards ($)	Restricted Stock Units ($)	2023 Total Target Equity Award Value ($)
R. David Banyard, Jr.	1,900,000	1,900,000	3,800,000
Andrea H. Simon	462,500	462,500	925,000
Navi Grewal	275,000	275,000	550,000
Andrean R. Horton	325,000	325,000	650,000
Kurt W. Wanninger(1)	250,000	250,000	500,000

(1)     In connection with Mr. Wanninger’s previously described promotion, his 2023 Total Target Equity award increased from $375,000 to $500,000.

Restricted Stock Units

While our Compensation Committee adheres to an overall executive compensation program that values performance-based awards, our Compensation Committee also recognizes the importance of leadership retention and stock ownership. Therefore, 50% of our long-term incentive value for 2023 was delivered in service-based Restricted Stock Units. Restricted Stock Units granted in fiscal 2023 under the Long-Term Equity Award Program vest one-third each year, beginning on the first anniversary of the grant date.

Performance Share Awards

The 2023-2025 Performance Share Awards are subject to two performance targets, each accounting for 50% of the total opportunity. Specifically, 3-year Cumulative Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (or Adjusted EBITDA) and 3-year Average Adjusted Return On Invested Capital to emphasize the importance of delivering earnings and return on the capital consistent with our overall goals. We established a rigorous goal setting process to set challenging performance goals and ranges for the Performance Share Awards based on our strategic plan. In seeking to establish challenging

45

Compensation Discussion and Analysis

performance goals and ranges, our Compensation Committee considered the expected growth rate in the home products market, the Company’s three-year operating plan, key assumptions relating to share gains, pricing, material inflation, and productivity, and best practice recommendations of our compensation consultant. The weighting of performance metrics is shown below:

2023-2025 Performance Share Award Metrics
50%
50%
3-year cumulative adjusted EBITDA
3-year average adjusted Return on Invested Capital

Conversion of Existing Performance Share Awards at Separation

The Fortune Brands Compensation Committee approved the methodology to convert Performance Share Awards held by MasterBrand associates upon the Separation. All unvested Performance Share Awards were converted into time-based Restricted Stock Units based on projected performance results calculated based on actual performance from the beginning of the applicable performance period through the end of the fiscal quarter immediately preceding the Separation (or September 30, 2022) and expected performance through the remainder of the applicable performance period had the Separation not occurred. This treatment best-reflected performance since financial results are not able to be determined following the Separation. Each Performance Share Award was converted into a MasterBrand Restricted Stock Unit which will vest in accordance with the original vesting schedule.

At the time of the Separation, there were three outstanding Performance Share Award performance cycles: 2020-2022, 2021-2023 and 2022-2024. The Performance Share Award performance achievement approved by the Fortune Brands Compensation Committee based on performance through September 30, 2022, and projected performance through the end of each performance period for each outstanding performance cycle was:

Performance Cycle	Approved Achievement	Vesting Date
2020 – 2022	200%	Vested December 31, 2022
2021 – 2023	200%	Vested December 31, 2023
2022 – 2024	82%	Vesting on December 31, 2024

2021-2023 Performance Share Awards Payout

In 2021, the Fortune Brands Compensation Committee awarded our participating NEOs with Performance Share Awards for the performance period from 2021 through 2023. The 2021-2023 Performance Share Awards were converted to MasterBrand Restricted Stock Units in connection with the Separation. At the conclusion of the 2021-2023 performance period, the following NEOs were participants in the performance period and received the following number of shares of our common stock based on the original vesting schedule:

Named Executive Officer	RSUs Earned
R. David Banyard, Jr.	199,481
Andrea H. Simon	30,619
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Compensation Discussion and Analysis

OTHER BENEFITS

Retirement

Associates of MasterBrand, including the NEOs, are generally eligible for retirement benefits through the MasterBrand, Inc. Retirement Savings Plan (the “Qualified Savings Plan”) for salaried associates, a tax-qualified defined contribution 401(k) plan. We believe that the Qualified Savings Plan’s benefits are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market.

Perquisites

MasterBrand has a limited number of perquisites available to our NEOs. The NEOs participate in the cybersecurity and executive physical program. Mr. Banyard is provided limited use of our corporate aircraft, and in connection therewith, he incurs taxable income, calculated in accordance with the Standard Industry Fare Level rates for all personal use. We do not gross-up any income owed for personal travel on our corporate aircraft. The NEOs also participate in broad-based plans, which are generally available to associates such as company product purchase programs. These perquisites are reflected in our Summary Compensation Table.

Severance and Change in Control Agreements

Our Compensation Committee approved a form of severance and change in control agreement (a “Severance Agreement”) for the NEOs of MasterBrand following the Separation. These agreements provide severance benefits in the event the executive’s employment is terminated either by MasterBrand for reasons other than disability or cause, or by the executive for good reason.

All of the Severance Agreements contain “double-trigger” change in control provisions, which means that there must be both a change in control of the Company (or applicable business) and a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”) before any enhanced benefits can be paid following a change in control. The NEOs are not entitled to any tax gross-ups under the Severance Agreements, including those related to the change-in-control related excise taxes imposed under the Internal Revenue Code of 1986, as amended.

For the CEO, the severance pay consists of a severance amount equal to 24 months of base pay plus 2x the target annual bonus for the year in which the termination occurs. This severance amount is enhanced for a change in control to 36 months of base pay plus 3x the target annual bonus amount for the year in which the termination occurs.

For all other NEOs, the severance pay consists of a severance amount equal to 12 months of base pay plus the target bonus amount for the year in which the termination occurs. This severance amount is enhanced for a change in control to 24 months of base pay plus 2x the target annual bonus amount for the year in which the termination occurs.

As a part of severance, all NEOs are also entitled to a prorated payment under the Annual Incentive Plan, calculated on actual performance levels achieved and the amount of time worked during the performance period.

In addition, all NEOs, including Mr. Banyard, receive an additional period of coverage under the health, life and accident insurance plans consistent with the amount of severance benefit, 12 months of outplacement benefits, and any company match to the 401(k) plan in an amount equal to what would have been contributed for 24 months for Mr. Banyard or 12 months for the other NEOs, if not within 24 months following a change in control, or 36 months for Mr. Banyard or 24 months for the other NEOs, if within 24 months following a change in control.

47

Compensation Discussion and Analysis

These agreements require NEOs to sign a release of legal claims against MasterBrand to receive any severance payments. The agreements provide that severance benefits may be reduced to the extent necessary to avoid the imposition of an excise tax under Code Section 280G (but only if the reduced amount would be greater than the net after-tax amount of severance benefits, considering payment of the excise tax by the executive). The agreements contain various restrictive covenants, including a 12-month non-competition restriction for terminations that do not occur within 24 months following a change in control and a 12-month non-solicitation provision.

Please refer to the “2023 Potential Payments Upon Termination or Change in Control” table on page 57 below for further details regarding the Severance Agreements.

GOVERNANCE AND OTHER MATTERS

Executive Compensation Recovery Policies

In accordance with SEC and NYSE rules, the Compensation Committee adopted our Mandatory Clawback Policy, effective as of September 6, 2023, applicable to all of the Company’s executive officers and includes all incentive-based compensation. In the event of an accounting restatement, the Company must, subject to certain exceptions provided for in the SEC and NYSE rules, recover, reasonably promptly, erroneously awarded compensation in amounts determined pursuant to the policy. Compensation that may be recoverable under the policy includes cash or equity-based compensation for which the grant, payment or vesting (or any portion thereof) is or was predicated upon the achievement of specified financial results that are impacted by the material financial restatement, and the amount of compensation that may be impacted by the Mandatory Clawback Policy is the difference between the amount paid or granted, and the amount that should have been paid or granted, if calculated on the updated financials. Recovery under the policy with respect to an executive officer will not require the finding of any misconduct by such executive officer or such executive officer being found responsible for the accounting error leading to an accounting restatement. Our Mandatory Clawback Policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

In addition, the Compensation Committee adopted a Discretionary Clawback Policy, effective December 7, 2023. Under the Discretionary Clawback Policy, the Compensation Committee can recover all or a portion of any incentive compensation if the Compensation Committee determines that an individual covered by the Discretionary Clawback Policy (which includes our NEOs) has engaged in misconduct specified in the Discretionary Clawback Policy.

Employment Agreements

We do not have employment agreements with any of our NEOs. We do not provide excise tax payments, reimbursements, or gross-ups to any of our NEOs.

48

Compensation Discussion and Analysis

Executive Stock Ownership and Holding Guidelines

Our Board has adopted stock ownership guidelines for our management personnel, which are designed to further promote long-term shareholder value enhancement and help ensure our management personnel remain focused on both short- and long-term objectives. The guideline for the level of MasterBrand stock ownership is a multiple of the dollar amount of the annual base salary set forth opposite each person’s title in the table below.

Position	Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer	3x
Executive Vice President	3x
Senior Vice President	1x
Vice President	1x

Newly appointed executives have five years from the date of appointment to achieve the guidelines outlined above. For the purpose of determining Company stock ownership of a particular executive, shares that count towards the satisfaction of the guidelines include:

●        Shares owned outright by the executive, the executive’s spouse, any children (defined as children under age 22 still dependent upon parents) sharing the same home as the executive and any trust in which the executive or the executive’s spouse is a trustee with voting and investment power

●        Restricted Stock and Restricted Stock Units not yet vested

●        Shares held in our 401(k) plan

●        Shares held in our nonqualified deferred compensation plan

Until the ownership level is met, executives are required to hold 50% of the net shares received from the vesting of Restricted Stock Units or Performance Share Awards. Net shares are shares that remain after shares are sold or withheld by the Company to pay withholding taxes and other transaction costs.

Tax Deductibility of Compensation Expense

In structuring our executive compensation programs, the Compensation Committee takes into account the impact of various tax and accounting rules. Compensation paid to any of our covered associates in excess of $1 million per taxable year will not be deductible unless, among other requirements, it is intended to qualify, and is eligible to qualify, as Section 162(m) performance-based compensation pursuant to certain transition relief provided by the Tax Cuts and Jobs Act, which repealed the Section 162(m) performance-based compensation exception. No assurance can be given that any compensation paid will be eligible for such transition relief. The Compensation Committee intends to continue to compensate our named executive officers in a manner consistent with the best interests of our company and its shareholders. The Compensation Committee also considers the impact of Section 409A, and in general, our executive plans and programs are designed to comply with the requirements of that section to avoid the possible adverse tax consequences that may arise from non-compliance.

49

Compensation Discussion and Analysis

Compensation Risk Oversight

We monitor the risks associated with our compensation programs and individual executive compensation decisions on an ongoing basis. In 2023, WTW conducted an annual compensation risk assessment. The Compensation Committee reviewed WTW’s risk assessment and determined that the compensation programs are unlikely to create a material adverse effect on MasterBrand. The Company utilizes compensation features designed to mitigate risk:

●        Multiple and diverse performance metrics in incentive plans;

●        Upside on payout potential is capped for both short-term and long-term incentives;

●        Multiple long-term incentive vehicles, with Performance Share Awards that have overlapping three-year performance cycles;

●        The majority of an individual’s total compensation mix is not derived from a single component of compensation; and

●        Stock ownership guidelines and a policy prohibiting hedging and pledging of Company stock.

As described in this Proxy Statement, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

Compensation Committee Report

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of MasterBrand under the Securities Act or the Exchange Act, this section entitled “Compensation Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

The Compensation Committee is primarily responsible for reviewing, approving and overseeing MasterBrand’s compensation plans and practices, and works with management and the Compensation Committee’s independent compensation consultant to establish MasterBrand’s compensation philosophy and programs. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be incorporated by reference into MasterBrand’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and included in this Proxy Statement.

Respectfully submitted,
Ann Fritz Hackett (Chair) Juliana L. Chugg Jeffery S. Perry Patrick S. Shannon

50

Executive Compensation Tables

The following table summarizes compensation awarded to, earned by and/or paid to our NEOs during 2023, 2022 and 2021, as applicable. The compensation awarded to, earned by and/or paid during fiscal years 2021 and during the period in fiscal year 2022 prior to the Separation were paid or granted by our former parent, Fortune Brands, for each individual’s service as an executive at Fortune Brands.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year A	Salary ($)(1) B	Bonus ($)(2) C	Stock Awards ($)(3) D	Option Awards ($)(4) E	Non-Equity Incentive Plan Compensation ($)(5) F	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) G	All Other Compensation ($)(6) H	Total ($) I
R. David Banyard, Jr.	2023	1,000,000	—	3,799,993	—	2,149,200	—	152,407	7,101,600
Chief Executive Officer	2022	754,943	—	4,926,079	449,168	623,100	—	78,253	6,831,543
	2021	736,154	—	2,050,526	398,392	460,576	—	19,700	3,665,348
Andrea H. Simon	2023	500,000	—	924,999	—	626,850	—	24,533	2,076,382
Executive Vice President and Chief Financial Officer	2022	419,885	15,000	1,567,049	66,607	221,644	—	22,158	2,312,343
	2021	410,000	—	320,726	61,139	159,490	—	18,384	969,740
Navi Grewal	2023	460,000	—	550,003	—	494,316	—	35,948	1,540,267
Executive Vice President and Chief Digital and Technology Officer	2022	410,577	—	901,773	60,554	212,259	—	16,202	1,601,365
	2021	86,731	200,000	231,258	—	38,889	—	3,489	560,368
Andrean R. Horton	2023	475,000	—	649,998	—	510,435	—	18,389	1,653,822
Executive Vice President and Chief Legal Officer	2022	118,750	200,000	750,003	—	13,085	—	481	1,082,319
Kurt W. Wanninger	2023	496,200	—	499,995	—	537,300	—	47,947	1,581,442
Executive Vice President and Chief Operations Officer	2022	463,900	—	917,052	66,607	240,175	—	62,642	1,750,376
	2021	456,462	—	292,129	55,589	195,574	—	68,857	1,068,611

(1)     Salary:    Base salaries shown for all NEOs represent the actual amount paid during the year.

(2)     Bonus:    The amount listed in this column for Ms. Simon for 2022 is a cash bonus paid under Fortune Brands’ recognition program. In connection with the Separation, MasterBrand discontinued this program for NEOs. The amount listed in this column for Ms. Grewal in 2021 represents a cash sign-on bonus paid to Ms. Grewal in connection with her commencement of employment with the Company. The amount listed in this column for Ms. Horton in 2022 represents a cash sign-on bonus paid to Ms. Horton in connection with her commencement of employment with the Company.

(3)     Stock Awards:    The amounts listed in this column represent the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for RSUs and PSAs granted under MasterBrand’s 2022 Long-Term Incentive Plan. Additional details regarding the 2023 PSA grants can be found in the Grants of Plan-Based Awards table below. Amounts listed for 2022 and 2021 represent MasterBrand RSUs that were converted from Fortune Brands PSAs and RSUs in connection with the Separation, including adjustments made to preserve the fair value of such awards. Amounts also include the incremental fair value associated with the conversion of Fortune Brands PSA and RSU awards into MasterBrand RSU awards. For assumptions used in determining these values, see Note 17 to the consolidated financial statements of MasterBrand contained in MasterBrand’s Form 10-K for the year ended December 31, 2023 (the “MasterBrand Form 10-K”).

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Executive Compensation Tables

The amounts included in this column for 2022 resulting from PSAs that were converted into MasterBrand RSUs in the Separation were originally granted as follows: assuming the highest level of performance is achieved, the maximum grant date fair value for the PSAs granted during 2022 would be: $2,225,062 for Mr. Banyard; $330,062 for Ms. Simon; $299,930 for Ms. Grewal; and $330,062 for Mr. Wanninger. At the Separation, these PSAs were converted into RSUs at a performance achievement level of 82% based on performance and projected performance through the remainder of the performance period, so maximum payout is no longer attainable.

(4)     Option Awards:    The amounts listed in this column reflect the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for stock options granted. The amounts included in this column represent options to purchase MasterBrand shares that were converted from options to purchase Fortune Brands stock in connection with the Separation, including adjustments made to preserve the fair value of such options. Amounts also include the incremental fair value associated with the conversion of such options. For assumptions used in determining these values, see Note 17 to the consolidated financial statements of MasterBrand contained in the MasterBrand Form 10-K.

(5)     Non-Equity Incentive Plans:    This column lists amounts earned under the Annual Incentive Plan.

(6)     All Other Compensation:    2022 amounts were adjusted to include the receipt of dividend equivalents, which were not included in our 2023 Proxy Statement due to administrative error. 2023 amounts in this column include the following:

(a)     Mr. Banyard:    A 401(k) match in the amount of $16,500, dividend equivalents in the amount of $108,018 earned on awards that were originally granted by Fortune Brands, converted into MasterBrand awards in connection with the Separation, and vested in 2023, and costs associated with the following perquisites: personal use of our corporate aircraft; an executive physical; and cybersecurity protection services.

(b)     Ms. Simon:    A 401(k) match in the amount of $4,456 and costs associated with the following perquisites: product purchase credit.

(c)     Ms. Grewal:    A 401(k) match in the amount of $14,151 and costs associated with the following perquisites: product purchase credit.

(d)     Ms. Horton:    A 401(k) match in the amount of $15,587.

(e)     Mr. Wanninger:    A 401(k) match in the amount of $16,022, dividend equivalents in the amount of $13,393, and costs associated with the following perquisites: product purchase credit.

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Executive Compensation Tables

GRANTS OF PLAN-BASED AWARDS DURING 2023

The following table sets forth estimated information on fiscal 2023 payouts under equity incentive plan awards granted in fiscal 2023 to our NEOs under the equity incentive plans indicated in the table below. The terms and conditions applicable to these awards are described in “Compensation Discussion and Analysis.”

Name	Type of Grant(1)	Grant Date(2)	Estimated future payouts under non-equity incentive plan awards(3)			Estimated future payouts under equity incentive plan Awards(4)			All other stock awards: Number of shares of stock or units (#)(5)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. David Banyard, Jr.
	ACI	2/27/2023	300,000	1,200,000	2,400,000
	PSA	2/27/2023				474,999	1,899,996	3,799,993
	RSU	2/27/2023							191,339			1,899,996
Andrea H. Simon
	ACI	2/27/2023	87,500	350,000	700,000
	PSA	2/27/2023				115,625	462,500	924,999
	RSU	2/27/2023							46,576			462,500
Navi Grewal
	ACI	2/27/2023	69,000	276,000	552,000
	PSA	2/27/2023				68,750	275,001	550,003
	RSU	2/27/2023							27,694			275,001
Andrean R. Horton
	ACI	2/27/2023	71,250	285,000	570,000
	PSA	2/27/2023				81,250	324,999	649,998
	RSU	2/27/2023							32,729			324,999
Kurt W. Wanninger
	ACI	2/27/2023	75,000	300,000	600,000
	PSA	2/27/2023				124,999	249,998	499,995
	RSU	2/27/2023							25,176			249,998

(1)     “ACI” means cash granted under our Annual Incentive Plan. “RSU” means restricted stock unit award. “PSA” means performance share award.

(2)     Represents effective date for which values of the awards were approved by the Compensation Committee.

(3)     Represents the range of potential payments under our Annual Incentive Plan for fiscal 2023. The actual amount earned is disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(4)     Represents the range of potential payments under our 2022 Long-Term Incentive Plan for fiscal 2023.

(5)     Represents RSUs awarded under our 2022 Long-Term Incentive Plan.

(6)     The value of RSUs reflects the grant date fair value under ASC Topic 718.

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Executive Compensation Tables

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table reflects the outstanding equity awards held by each NEO with respect to MasterBrand as of December 31, 2023. For awards granted prior to the Separation, the number of awards represent the adjusted number of outstanding awards. The awards and grant price were adjusted in a manner intended to equitably preserve the overall intrinsic value of the converted equity awards.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)
R. David Banyard, Jr.	287,600	—		8.58	2/24/2030	1,009,524	14,991,431	191,339	2,841,384
	79,498	—		10.28	12/7/2030
	118,034	59,029		10.76	2/22/2031
	57,808	115,616		10.75	2/28/2032
Andrea H. Simon	18,111	9,062		10.76	2/22/2031	275,194	4,086,631	46,576	691,654
	8,572	17,145		10.75	2/28/2032
Navi Grewal	7,788	15,592		10.75	2/28/2032	147,025	2,183,321	27,694	411,256
Andrean R. Horton						127,907	1,899,419	32,729	486,026
Kurt W. Wanninger	14,791	—		5.94	2/21/2029	166,424	2,471,396	25,176	373,864
	23,962	—		8.58	2/24/2030
	16,469	8,237		10.76	2/22/2031
	8,572	17,145		10.75	2/28/2032

(1)     Each outstanding stock option that was exercisable on December 31, 2023 is listed in this column.

(2)     Each outstanding stock option that was not yet exercisable on December 31, 2023 is listed in this column. Generally, stock options vest in three equal annual installments, subject to continued employment through the applicable vesting dates. The chart below reflects the number of outstanding stock options that will vest during each of 2024, 2025 and 2026 (assuming each NEO’s continued employment through the applicable vesting date):

Name	Number of Options Vesting by Year
	2024	2025	2026
R. David Banyard, Jr.	116,837	57,808	—
Andrea H. Simon	17,634	8,573	—
Navi Grewal	7,796	7,796	—
Andrean R. Horton	—	—	—
Kurt W. Wanninger	16,809	8,573	—
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Executive Compensation Tables

(3)     Each outstanding RSU that had not yet vested as of December 31, 2023 is listed in this column. Generally, RSUs vest in three equal annual installments subject to continued employment through the applicable vesting dates. The chart below reflects the number of outstanding RSUs that will vest during 2024, 2025 and 2026 (assuming each NEO’s continued employment through the applicable vesting date):

Name	Number of RSUs Vesting by Year
	2024	2025	2026
R. David Banyard, Jr.	538,316	407,428	63,780
Andrea H. Simon	140,101	119,567	15,526
Navi Grewal	67,154	70,639	9,232
Andrean R. Horton	58,498	58,499	10,910
Kurt W. Wanninger	87,133	70,899	8,392

(4)     This column reflects the value of the outstanding RSUs that have not yet vested using the December 31, 2023 closing price of MasterBrand’s common stock of $14.85.

(5)     Represents each outstanding PSA that had not yet vested as of December 31, 2023.

(6)     This column reflects the value of the PSAs using the December 31, 2023 closing price of MasterBrand’s common stock of $14.85.

2023 Option Exercises and Stock Vested

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
R. David Banyard, Jr.	—	—	287,718	2,617,310
Andrea H. Simon	—	—	15,047	159,766
Navi Grewal	—	—	10,332	111,271
Andrean R. Horton	—	—	—	—
Kurt W. Wanninger	—	—	39,063	806,890

(1)     This column reflects the number of RSUs that vested in 2023 which were granted in 2022, 2021, and 2020.

(2)     This column reflects the value of RSUs and PSAs calculated using the market value of the shares on the applicable vesting dates.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Termination of Employment and Change in Control Arrangements.    We have agreements with our NEOs that provide severance benefits in the event the executive’s employment is terminated either by MasterBrand for reasons other than disability or cause, or by the executive for good reason.

The severance benefit consists of:

●        an amount equal to 24 months of base pay for Mr. Banyard or 12 months of base pay for the other NEOs, if not within 24 months following a change in control, or 36 months for Mr. Banyard or 24 months for the other NEOs, if within 24 months following a change in control;

●        an amount equal to 2x for Mr. Banyard or 1x for the other NEOs of the target annual bonus in effect in the calendar year in which the termination occurs, or 3x for Mr. Banyard or 2x for the other NEOs of the target annual bonus in effect in the calendar year in which the termination occurs, if within 24 months following a change in control;

●        an amount equal to the target award the executive would have received under the MasterBrand Annual Incentive Plan based upon actual MasterBrand performance for the calendar year in which the termination date occurs, prorated for the portion of the calendar year during which the executive was employed by MasterBrand;

55

Executive Compensation Tables

●        an amount equal to the company contribution that would have been made to the 401(k) retirement plan for 24 months for Mr. Banyard or 12 months for the other NEOs, if not within 24 months following a change in control, or 36 months for Mr. Banyard or 24 months for the other NEOs, if within 24 months following a change in control; and

●        12 months of outplacement benefits.

These agreements require the executive to sign a release of legal claims against MasterBrand in order to receive any severance payments. The agreements provide that severance benefits may be reduced to the extent necessary to avoid the imposition of an excise tax under Code Section 280G (but only if the reduced amount would be greater than the net after-tax amount of severance benefits, taking into account payment of the excise tax by the executive). The agreements contain various restrictive covenants, including a 12-month non-competition restriction for terminations that do not occur within 24 months following a change in control and a 12-month non-solicitation provision.

Treatment of Equity Awards Following a Termination of Employment (other than in the event of a Change in Control).    If a NEO’s employment terminates with or without cause, all unvested PSAs, RSUs and stock options are forfeited. If a NEO dies, becomes disabled or retires, outstanding equity awards vest or are paid as follows:

Event	Treatment of Equity in the Event of Death, Disability or Retirement
	Performance Share Awards	Restricted Stock Units	Stock Options
Death	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.
Disability(1)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs continue to vest according to the vesting schedule.	Unvested stock options continue to vest according to the vesting schedule.
Retirement(2)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.

(1)     The executive must have one year of service from the grant date prior to the date of disability to be entitled to receive the disability treatment listed above.

(2)     The executive must be 55 years of age with 5 years of service and also have one year of service from the grant date prior to the date of retirement to be entitled to receive the retirement treatment listed above. This provision is not generally applicable to retention awards or off-cycle awards granted in prior years.

Treatment of Equity Awards Following a Change in Control and Termination of Employment.    In the event a NEO is terminated without cause or by the NEO for good reason within two years of a change in control, equity awards vest or are paid as follows:

Treatment of Equity In the Event of a Termination Following a Change In Control(1)
Award	Treatment
PSAs	Shares are paid assuming that target performance was achieved.
RSUs	Outstanding RSUs fully vest.
Stock Options	Unvested stock options fully vest.

(1)          The Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

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Executive Compensation Tables
	2023 Potential Payments Upon Termination or Change in Control(1)
	Voluntary		Involuntary		Death	Disability(2)	Retirement	Involuntary Termination (without Cause) or Termination for Good Reason After Change in Control
	For Good Reason	Without Good Reason	For Cause	Without Cause
Cash Severance
Banyard, Jr.	$5,633,000	$—	$—	$5,633,000	$1,200,000	$1,200,000	$1,200,000	$7,849,500
Simon	$1,216,500	$—	$—	$1,216,500	$350,000	$350,000	$350,000	$2,083,000
Grewal	$1,028,500	$—	$—	$1,028,500	$276,000	$276,000	$276,000	$1,781,000
Horton	$1,061,500	$—	$—	$1,061,500	$285,000	$285,000	$285,000	$1,838,000
Wanninger	$1,116,500	$—	$—	$1,116,500	$300,000	$300,000	$300,000	$1,933,000

Health and Related Benefits(3)
Banyard, Jr.	$40,055	$—	$—	$40,055	$1,000,000	$—	$—	$60,082
Simon	$11,197	$—	$—	$11,197	$500,000	$—	$—	$22,395
Grewal	$18,080	$—	$—	$18,080	$460,000	$—	$—	$36,159
Horton	$6,124	$—	$—	$6,124	$475,000	$—	$—	$12,248
Wanninger	$13,941	$—	$—	$13,941	$500,000	$—	$—	$27,882

Options(4)
Banyard, Jr.	$—	$—	$—	$—	$715,454	$715,454	$—	$715,454
Simon	$—	$—	$—	$—	$107,358	$107,358	$—	$107,358
Grewal	$—	$—	$—	$—	$63,927	$63,927	$—	$63,927
Horton	$—	$—	$—	$—	$—	$—	$—	$—
Wanninger	$103,984	$103,984	$103,984	$103,984	$103,984	$103,984	$103,984	$103,984

RSUs
Banyard, Jr.	$—	$—	$—	$—	$14,991,431	$14,991,431	$—	$14,991,431
Simon	$—	$—	$—	$—	$4,086,631	$4,086,631	$—	$4,086,631
Grewal	$—	$—	$—	$—	$2,183,321	$2,183,321	$—	$2,183,321
Horton	$—	$—	$—	$—	$1,899,419	$1,899,419	$—	$1,899,419
Wanninger	$684,140	$684,140	$684,140	$684,140	$2,471,396	$2,471,396	$684,140	$2,471,396

Performance Share Awards
Banyard, Jr.	$—	$—	$—	$—	$2,841,384	$2,841,384	$—	$2,841,384
Simon	$—	$—	$—	$—	$691,654	$691,654	$—	$691,654
Grewal	$—	$—	$—	$—	$411,256	$411,256	$—	$411,256
Horton	$—	$—	$—	$—	$486,026	$486,026	$—	$486,026
Wanninger	$—	$—	$—	$—	$373,864	$373,864	$—	$373,864

Total Potential Payments
Banyard, Jr.	$5,673,055	$—	$—	$5,673,055	$20,748,270	$19,748,270	$1,200,000	$26,457,852
Simon	$1,227,697	$—	$—	$1,227,697	$5,735,643	$5,235,643	$350,000	$6,991,037
Grewal	$1,046,580	$—	$—	$1,046,580	$3,394,504	$2,934,504	$276,000	$4,475,664
Horton	$1,067,624	$—	$—	$1,067,624	$3,145,445	$2,670,445	$285,000	$4,235,692
Wanninger	$1,918,564	$788,123	$788,123	$1,918,564	$3,749,244	$3,249,244	$1,088,123	$4,910,126

(1)     This table assumes the specified termination events occurred on December 31, 2023. The value of the equity that would have vested or been settled in connection with a termination event or a change in control was determined by using the closing price of MasterBrand’s common stock on December 31, 2023 $14.85 per share.

(2)     The amounts reported in this column assume that the executive remains on disability through the full vesting of the award.

(3)     The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits.

(4)     The amounts reported in the “Disability” column reflect the value of unvested stock options that would have continued to vest according to the normal vesting schedule applicable to the award.

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Executive Compensation Tables

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our associates and the annual total compensation of our Chief Executive Officer, R. David Banyard, Jr.

We have identified our median associate, using our associate population on December 31, 2023, by use of a consistently applied compensation measure (“CACM”). We chose a CACM that closely approximates the annual total direct compensation of our non-contingent associates. Specifically, we identified the median associate by looking at annual base pay, bonus opportunity at target, and the grant date fair value for standard equity awards. We then identified the median paid associate and calculated total annual compensation in accordance with the requirements of the “Summary Compensation Table” above.

In applying the CACM, we did not perform adjustments to the compensation paid to part-time associates to calculate what they would have been paid on a full-time basis, and we chose not to include one-time equity awards when choosing the median associate, since the grant of such awards is not a recurring event. We also chose not to exclude any associate when determining our median associate.

For fiscal year 2023, the annual total compensation of our median associate was $50,756. Mr. Banyard’s annual total compensation for fiscal year 2023, as reported in the “Summary Compensation Table” above, was $7,101,600. The ratio of Mr. Banyard’s total compensation to the median associate’s total compensation was 140:1.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated pay ratio reported above should not be used as a basis for comparison between companies.

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Executive Compensation Tables

Pay Versus Performance

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our Principal Executive Officer (PEO), our other NEOs who are not the PEO, and certain financial performance of the Company. For further information concerning our compensation philosophy and how we align executive compensation with performance, refer to “Executive Compensation — Compensation Discussion and Analysis.”

Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid for Non-PEO NEOs(5)	Value of $100 invested based on:		Net Income($) (millions)(8)	Adjusted EBITDA*($) (millions)(9)
					Total Shareholder Return(6)	Peer Group Total Shareholder Return(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	7,101,600	15,795,901	1,728,252	3,187,661	165.00	143.56	182.0	383.4
2022	6,831,543	3,058,416	1,740,066	1,405,708	84.22	95.48	155.4	411.4

(1)     We are required to provide pay-versus-performance disclosure only for years that we have been a reporting company pursuant to Section 13(a) or Section 15(d) of the Exchange Act.

(2)     The dollar amounts reported in column (b) are the amounts of total compensation reported for the PEO, Mr. Banyard (our Chief Executive Officer), in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation — Executive Compensation Tables — Summary Compensation Table.”

(3)     The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Banyard, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Banyard during the year. In accordance with the requirements of Item 402(v) of Regulation S-K, adjustments were made to Mr. Banyard’s total compensation for each year to determine the compensation actually paid as set forth in the Adjustments table below.

(4)     The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Banyard, our CEO) in the “Total” column of the Summary Compensation Table. The names of each of the NEOs (excluding Mr. Banyard) included for purposes of calculating the average amounts for 2022 were Mses. Simon and Grewal, Messrs. Van Doren and Kendrick, and for 2023 were Mses. Simon, Grewal and Horton, and Mr. Wanninger.

(5)     The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Banyard), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Banyard). In accordance with the requirements of Item 402(v) of Regulation S-K, adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Banyard) to determine the compensation actually paid as set forth in the Adjustments table below.

(6)     Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Because we went public during 2022, the “measurement point” for purposes of calculating 2022 TSR and peer group TSR began on the date of our registration under Section 12 of the Exchange Act, which date was December 14, 2022.

(7)     Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. For 2022, the peer group used for this purpose is the Company’s compensation peer group disclosed in our CD&A. Because we became a reporting company during 2022, the “measurement point” for purposes of calculating 2022 TSR and peer group TSR began on the date of our registration under Section 12 of the Exchange Act, which date was December 14, 2022. For 2023, the peer group used for this purpose was the S&P 600 Building Products Industry Index. We determined to switch peer groups to the S&P Building Products Industry Index since we utilize this index in the stock performance graph required by Item 201(e) of Regulation S-K in our Annual Report on Form 10-K, and we anticipate using the S&P 600 Building Products Industry Index in future years. The TSR for the Company’s compensation peer group used for 2022 was 95.48 and 159.00 in 2022 and 2023, respectively.
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Executive Compensation Tables

(8)     The dollar amount reported represent the amount of net income reflected in the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 25, 2022 and December 31, 2023, respectively.

(9)     The dollar amount reported represents the amount of Adjusted EBITDA*, which is calculated by removing the impact of non-operational results and special items from EBITDA* (earnings before interest, taxes, depreciation and amortization). While the Company uses various financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA* is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs to company performance. Adjusted EBITDA* is considered representative of our core operations and used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Adjustments

	Summary Compensation Table Total(a)	(Minus) Grant Date Fair Value of Stock Options and Stock Awards Granted in Fiscal Year ($)(b)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Options and Stock Awards Granted in Fiscal Year ($)(c)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Options and Stock Awards Granted in Prior Fiscal Years ($)(d)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Options and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)(e)	Plus Dollar Value of Dividends or Other Earnings Paid on Stock Awards in Fiscal Year and Prior to Vesting Date ($)(f)	Equals Compensation Actually Paid
PEO
2023	7,101,600	(6,025,014)	5,682,768	6,557,066	146,018	108,018	15,795,901
2022	6,831,543	(5,375,248)	5,132,043	(2,716,424)	(861,137)	47,641	3,058,416
Other NEOs (Average)
2023	1,728,252	(656,249)	981,399	1,123,669	4,234	6,354	3,187,661
2022	1,740,066	(1,124,898)	1,076,873	(253,924)	(35,855)	3,446	1,405,708

(a)     The equity award adjustments include the addition (or subtraction, as applicable) of the items described in footnotes (b) through (f). The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The following items were assessed but determined to have no adjustment necessary and therefore were omitted from the table above: (i) change in pension plan value, (ii) service costs under defined benefit and actuarial pension plans, (iii) fair value at vesting for equity granted and vested in the applicable fiscal year, (iv) fair value of equity granted in prior fiscal years that failed to meet vesting conditions in the applicable fiscal year, and (v) changes to fair value resulting from modifications to equity awards.

(b)     Represents the average aggregate grant date fair value of the option awards and stock awards granted to the reported NEOs calculated using the same methodology used in the Company’s financial statements under generally accepted accounting principles. Except for a Restricted Stock Unit grant made on December 15, 2022 to Mr. Banyard, all other equity grants reported for 2022 were made by Fortune Brands and converted into MasterBrand equivalents in connection with the Separation.

(c)     Represents the average aggregate fair value at fiscal year-end for equity granted in the applicable fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(d)     Represents the average aggregate fair value at fiscal year-end for outstanding and unvested stock options and unvested stock awards held by the NEOs that were granted before the applicable fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
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Executive Compensation Tables

(e)     Represents the average aggregate change in fair value, measured from the prior fiscal year end to the vesting date of each option award and stock award held by the reported NEO that was granted in a previous fiscal year and which vested in the applicable fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(f)      Represents the dollar value of any dividends paid on stock or option awards before the vesting date that is not otherwise included in the total compensation.

Description of Pay Versus Performance

We became a standalone public company on December 14, 2022 following our Separation from Fortune Brands. The charts above reflect two years of compensation and performance data. While the table does not reflect historical data to obtain a trend, we believe the “Compensation Actually Paid” in 2023 reflects our pay-for-performance culture, given the alignment of compensation with Adjusted EBITDA*, Free Cash Flow* and stock price. As described in the CD&A, a significant portion of annual target compensation awarded to NEOs is compensation at risk because it depends on the Company’s performance against pre-established performance goals under our Annual Incentive Plan, such as Diluted Earnings per Share, Free Cash Flow as a percent of Net Sales*, Adjusted EBITDA* and Return on Invested Capital*, as well as stock price performance. The amounts reflected as “Compensation Actually Paid” represent a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, primarily regarding equity valuation. This calculation methodology also differs from how the Compensation Committee views annual compensation decisions, particularly as we are now a standalone company. A component of the equity valuation relates to the conversion of the Performance Share Awards, as described in our CD&A, which was based on Fortune Brands’ past and expected performance. The equity grant valuations for awards granted prior to the Separation are also based on actuarial calculations of our stock price before we became a publicly traded company and do not reflect actual stock price performance. The charts below reflect the relationship between each of the financial measures and the compensation actually paid. These charts reflect 2022 and 2023 information and will expand as we build history as a standalone company.

*        Free Cash Flow as a percent of Net Sales, Adjusted EBITDA and Return on Invested Capital are non-GAAP financial measures. Refer to Appendix A for a definition of Non-GAAP measures referenced, and a reconciliation to comparable GAAP measures.

CAP versus Net Income
CEO
Average NEO
Net Income
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
CAP ($,000)
185
180
175
170
165
160
155
150
145
140
NET INCOME ($,m)
2022
2023

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Executive Compensation Tables

CAP versus Adjusted EBITDA
CEO
Average NEO
Adjusted EBITDA
CAP ($,000)
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
ADJUSTED EBITDA ($,m)
415
410
405
400
395
390
385
380
375
370
365
2022
2023

CAP versus TSR
CEO
Average NEO
MBC TSR
S&P 600 Building Products Industry
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
CAP ($,000)
200
180
160
140
120
100
80
60
40
20
0
TSR
2022
2023

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Executive Compensation Tables

List of Most Important Financial Performance Measures

The following is a list of financial performance measures, which represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2023. The CD&A provides further description of these measures and our plans for 2024.

●        Diluted EPS

●        Free Cash Flow as a Percent of Sales*

●        Adjusted EBITDA*

●        Adjusted Return on Invested Capital*

*        Free Cash Flow as a percent of Net Sales, Adjusted EBITDA and Return on Invested Capital are non-GAAP financial measures. Refer to Appendix A for a definition of Non-GAAP measures referenced, and a reconciliation to comparable GAAP measures.

63

Proposal No. 3: Ratification of Selection of Independent Auditor

The Audit Committee has reappointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2024. PwC has served as our independent auditor since 2021, when we were still a wholly-owned subsidiary of Fortune Brands.

The Audit Committee, which consists entirely of independent directors, reviews the performance of our independent registered public accounting firm annually. In making the determination to reappoint PwC for 2024, the Audit Committee considered, among other factors, the firm’s qualifications and experience, the communication and interactions with the firm over the course of the year, and the firm’s independence, objectivity, and professional skepticism. These criteria are assessed and discussed with management during a private session as well as in meetings with the independent directors. The Audit Committee also periodically considers whether a rotation of our independent registered public accounting firm is advisable.

Based on this year’s assessment of PwC’s performance, the Audit Committee believes that the continued retention of PwC to serve as our independent registered public accounting firm is in our best interests as well as those of our shareholders. PwC has gained institutional knowledge and expertise regarding our global operations, accounting policies and practices, and internal control over financial reporting, in particular through our becoming an independent company. The Audit Committee believes that our audit and other fees are competitive with those of our peer companies in part because of PwC’s familiarity with us and our operations.

At the Annual Meeting, our shareholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for fiscal year 2024. Although ratification of this appointment is not required, we value the opinion of our shareholders and, in the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.

Representatives of PwC are expected to be available to respond to questions at the Annual Meeting either in-person or telephonically. Those representatives will have the opportunity to make a statement if they wish to do so.

Recommendation of the Board The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our principal independent auditor for fiscal year 2024.
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Proposal No. 3

fees paid to independent registered public accounting firm

During our 2023 and 2022 fiscal years, PwC served as our independent registered public accounting firm. The following table shows the fees incurred for services rendered on a worldwide basis by PwC for 2023 and 2022.

	2023 ($)	2022 ($)
Audit Fees(1)	3,590,688	1,860,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,160	4,150
Total Fees	3,592,848	1,864,150

(1)     Fees primarily related to professional services rendered in connection with the audit of MasterBrand’s annual consolidated and subsidiary financial statements. This category also includes fees for services that an independent auditor would customarily provide in connection with documents filed with the SEC.

(2)     All Other Fees include fees for seminars and use of accounting research and reporting tools.

All fees above include out-of-pocket expenses.

services performed by the independent registered public accounting firm

The Audit Committee pre-approves all services performed by MasterBrand’s independent registered public accounting firm, in part to assess whether the provision of such services might impair the auditor’s independence. The Audit Committee’s policy and procedures are as follows:

●        Audit Fees.    Audit Fees were for professional services rendered by PwC and include fees for services performed to comply with auditing standards of the PCAOB (United States). This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

●        Audit-Related Fees.    Audit-related fees are assurance and related services that are reasonably related to the performance of the audit or reviews of the financial statements, and that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of these services does not impair the independence of the firm.

●        Tax Fees.    Tax Fees were for services rendered by PwC and primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

●        All Other Fees.    All Other Fees were for services rendered by PwC and primarily include fees associated with training seminars related to accounting, finance and tax matters, technology tools related to accounting and reporting research, and other permissible advisory services.

65

Proposal No. 3

●        Approval Process.    At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other services known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval.

For each engagement, management provides the Audit Committee with information about the services and fees, sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the firm. After the end of the audit year, management provides the Audit Committee with a summary of the actual fees incurred for the completed audit year.

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Proposal No. 3

Audit Committee Report

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of MasterBrand under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, this section entitled “Audit Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Three independent directors comprise the Audit Committee. The Audit Committee operates under a written charter adopted by our Board. In addition, our Board has determined that each of our Audit Committee members satisfy the financial expertise requirements of the NYSE and that Patrick S. Shannon and the Chair of the Audit Committee, Robert C. Crisci, have the requisite experience to be designated as an “audit committee financial expert” as that term is defined by the rules of the SEC.

The Audit Committee reviews MasterBrand’s financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that MasterBrand’s consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent registered public accounting firm reports to the Audit Committee, which has sole authority to approve and replace the firm (subject to shareholder ratification).

The Audit Committee has discussed with MasterBrand’s independent registered public accounting firm the matters required to be discussed with the Audit Committee by generally accepted auditing standards, the PCAOB and the NYSE, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with the firm the auditor’s independence from MasterBrand and its management. In concluding that the auditor is independent, the Audit Committee determined, among other things, that the non-audit services provided by the auditor were compatible with its independence and were pre-approved. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies to ensure the independence of MasterBrand’s independent registered public accounting firm, such as prior committee approval of non-audit services and required audit partner rotation.

The Audit Committee discussed with MasterBrand’s internal auditor and independent auditors the overall scope and plans for their respective audits. The Audit Committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of MasterBrand’s internal controls, and the overall quality of MasterBrand’s financial reporting. The Audit Committee also meets at least quarterly with the independent directors.

Based on the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to our Board that the audited consolidated financial statements of MasterBrand be included in MasterBrand’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

Respectfully submitted,
Robert C. Crisci (Chair) Juliana L. Chugg Patrick S. Shannon

67

Stock Ownership Information

Security Ownership of Directors and Executive Officers

The following table shows the shares of our common stock beneficially owned as of April 12, 2024 by each director and executive officer individually, and by all of our directors and executive officers as of such date as a group. Shares reported as beneficially owned include shares held indirectly. It also includes shares subject to stock options exercisable, and RSUs subject to conversion in shares of common stock, within sixty days of April 12, 2024. As of such date, none of these shares were pledged as security.

Name	Shares Beneficially Owned	Right to Acquire(1)	Total Beneficial Ownership	Percent of Class(2)
Executive Officers
R. David Banyard, Jr.	1,123,352	—	1,123,352	*
Andrea H. Simon	86,243	—	86,243	*
Navi Grewal	28,893	—	28,893	*
Andrean R. Horton	5,989	—	5,989	*
Kurt Wanninger	202,897	—	202,897	*
Bruce A. Kendrick	166,339	—	166,339	*
Mark A. Young	10,766	4,359	15,125	*
Directors
David D. Petratis	—	18,091	18,091	*
Ann Fritz Hackett	37,176	18,091	55,267	*
Jeffery S. Perry	3,307	18,091	21,398	*
Juliana L. Chugg	—	18,091	18,091	*
Robert C. Crisci	—	18,091	18,091	*
Patrick S. Shannon	—	—	—	*
All directors and executive officers as a group (13 persons)	1,664,962	94,814	1,759,776	1.38%

*        Less than 1% of the outstanding shares of common stock.

(1)     Includes (i) shares for options exercisable within 60 days of April 12, 2024 and (ii) unvested restricted stock units that will vest within 60 days of April 12, 2024.

(2)     Percent is based on 127,148,134 shares outstanding as of April 12, 2024, and the shares that such executive officer has the right to acquire within 60 days of April 12, 2024, if applicable.

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Stock Ownership Information

Security Ownership of Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of our common stock as of April 12, 2024. The percentage of ownership is based on 127,148,134 shares outstanding as of April 12, 2024.

Name	Total Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	20,548,403	16.16%
The Vanguard Group(2)	10,299,764	8.10%
Gates Capital Management, L.P.(3)	9,080,934	7.14%

(1)     This information was derived solely from the Schedule 13G filed by BlackRock, Inc. on January 22, 2024. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. reported shared voting power over 0 shares, sole dispositive power over 20,548,403 shares and shared dispositive power over 0 shares.

(2)     This information was derived solely from the Schedule 13G filed by The Vanguard Group on February 13, 2024. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group reported shared voting power over 84,274 shares, sole dispositive power over 10,081,684 shares and shared dispositive power over 218,080 shares.

(3)     This information was derived solely from the Schedule 13G filed jointly by Gates Capital Management, L.P., Gates Capital Management GP, LLC, Gates Capital Management, Inc., and Jeffrey L. Gates on February 14, 2024. The address of each beneficial owner is 1177 Avenue of the Americas, 46th Floor, New York, New York 10036. Each beneficial owner reported shared voting power over 9,080,934 shares, sole dispositive power over 0 shares and shared dispositive power over 9,080,934 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and shareholders owning more than 10% of our outstanding common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and to provide us with copies of those forms. Based on a review of copies of those forms, our records, and written representations from our directors and executive officers that no other reports were required, the following filings were not reported timely due to administrative delays: the grant of restricted stock units to Julianna L. Chugg, Robert C. Crisci, Jeffery S. Perry, and David D. Petratis on June 7, 2023, which were not reported until June 13, 2023.

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2023, regarding shares of our common stock authorized for issuance under our equity compensation plans. As of such date, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by shareholders.

	Number of securities to be issued upon exercise of outstanding options and rights (a)(1)	Weighted-average exercise price of outstanding options and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders	6,390,039	9.36	10,109,961

(1)     As of December 31, 2023, the number of securities includes 1,334,292 shares to be issued upon the exercise of outstanding stock options, 1,285,267 shares to be issued upon the payment of performance shares (assuming target performance) and 3,770,480 shares to be issued upon the vesting of restricted stock unit awards.

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General Information About the Annual Meeting

Meeting

We will conduct the Annual Meeting at 9:00 a.m. Eastern Time, on Wednesday, June 5, 2024 at 3333 Richmond Road, Beachwood, Ohio 44122.

We reserve the right to convert the in-person meeting to a virtual-only or hybrid meeting at a later date. If the meeting is converted, we will publicly announce the decision in a press release and post additional information on the Investors section of our website. Please check this website in advance of the Annual Meeting if you are planning to attend.

You are entitled to attend and participate in the Annual Meeting only if you held your shares as of the close of business on April 12, 2024 (the “Record Date”) or if you hold a valid proxy for the Annual Meeting. We encourage you to arrive at the meeting prior to the start time. Please allow ample time for check-in, which will begin at 8:00 a.m. Eastern Time. To gain admission to the in-person Annual Meeting, you may be required to present valid picture identification. We reserve the right to deny entry to the Annual Meeting if you do not have valid picture identification.

We reserve the right to eject an attendee or cut off speaking privileges for behavior likely to cause disruption or annoyance or for failure to comply with reasonable requests or the rules of conduct for the meeting, including time limits applicable to attendees who are permitted to speak. We also reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or MasterBrand business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Cameras, sound or video recording equipment, phones or similar equipment and electronic devices will not be allowed in the meeting room.

Who Can Vote

You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the Record Date. At the close of business on that date, a total of 127,148,134 shares of our common stock were outstanding and entitled to vote. In addition to shareholders of record of our common stock, “beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.

●        Shareholders of Record.    If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are the shareholder of record with respect to those shares.

●        Beneficial Owners of Shares Held in Street Name.    If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name” (a “beneficial shareholder”). As a beneficial shareholder, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name.

Voting Before or During the Annual Meeting

There are four ways to vote:

●         Online Prior to the Annual Meeting.    You may vote by proxy by visiting www.ProxyVote.com and entering the control number found in your Notice of Internet Availability. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

71

General Information About the Annual Meeting

●        During the Annual Meeting.    You may vote in-person during the Annual Meeting.

●        Telephone.    If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by calling the toll-free number found on the card or form. The availability of telephone voting may depend on the voting procedures of the organization that holds your shares.

●        Mail.    If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the meeting, by completing proxies online or by telephone or, if they received printed copies of these materials, by mailing their proxy cards. The online polls will close at 11:59 p.m. Eastern Time on June 4, 2024.

Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting begins. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or, if applicable, by voting during the Annual Meeting.

Quorum for the Annual Meeting

In order to have a quorum at the Annual Meeting, holders of a majority of the outstanding shares entitled to vote at the Annual Meeting must be present or represented by proxy for the transaction of business. Your shares will be counted for purposes of determining if there is a quorum if you are entitled to vote and you are present at the Annual Meeting, or if you have properly voted by proxy online, by phone, or by submitting a proxy card or voting instruction form by mail prior to the Annual Meeting.

Broker non-votes (as described below) and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may propose to adjourn the Annual Meeting and reconvene the Annual Meeting at a later date.

Voting Standards

Each share of common stock is entitled to one vote at the Annual Meeting. To be elected in an uncontested election (Proposal No. 1), the director nominees must receive a majority of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present. A “majority of the votes cast” means the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Brokers do not have discretionary authority with respect to the election of directors.

For Proposal No. 2, the affirmative vote of the holders of a majority of the shares present in person, present by means of remote communication (if any) or represented by proxy at the meeting and entitled to vote on the matter is required to approve the proposal. Abstentions, if any, will have the same effect as a vote “against” with respect to this proposal. Broker non-votes if any, will have no effect on the outcome with respect to these proposals.

For Proposal No. 3, the affirmative vote of the holders of a majority of the shares present in person, present by means of remote communication (if any) or represented by proxy at the meeting and entitled to vote on the matter is required to approve the proposal. Abstentions, if any, will have the same effect as a vote “against” with respect to this proposal. Brokers have discretionary authority with respect to Proposal No. 3.

72

General Information About the Annual Meeting

The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
No. 1 – Election of Directors	For, against, or abstain on each nominee.	More votes “for” than “against.”	No effect.	No effect. No broker discretion to vote.
No. 2 – Advisory Vote on Executive Compensation	For, against, or abstain.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal.	Same effect as a vote “against.”	No effect. No broker discretion to vote.
No. 3 – Ratification of Independent Auditor	For, against, or abstain.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal.	Same effect as a vote “against.”	Brokers have discretion to vote.

If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a shareholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as our Board recommends on each proposal and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial shareholder and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine matters.” For the Annual Meeting, only Proposal No. 3 is considered a routine matter.

Cost of Proxy Solicitation

We are providing these proxy materials in connection with the solicitation by our Board of proxies to be voted on at the Annual Meeting. We will pay the cost of this proxy solicitation. We will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their customers who are beneficial shareholders and obtaining their voting instructions.

Shareholder List

Our list of shareholders as of the Record Date will be available for inspection for ten business days prior to the Annual Meeting. If you want to inspect the shareholder list, please contact our Investor Relations department at governance@masterbrand.com to schedule an appointment. In addition, the list of shareholders will also be available during the Annual Meeting for those shareholders who choose to attend.

73

Submission of Shareholder Proposals or Nominations

Shareholder Proposals for the 2025 Annual Meeting

Shareholders who, in accordance with Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on December 23, 2024.

In accordance with our Amended and Restated Bylaws, in order to be properly brought before the 2025 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of MasterBrand at its principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary date of the 2024 Annual Meeting date. As a result, any notice given by a shareholder pursuant to these provisions of our Amended and Restated Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 5, 2025 and no later than March 7, 2025.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our Amended and Restated Bylaws. In addition, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in addition to the information required under our Amended and Restated Bylaws.

Notices of intention to present proposals at the 2025 Annual Meeting should be addressed to: MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, Attention: Secretary. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

74

Other Information

Communicating With Us

To communicate with our Board (or any individual member), make a proposal or director nomination, introduce business at an annual meeting of shareholders, revoke a prior proxy instruction, or request copies of our governance-related documents, please contact us via e-mail to governance@masterbrand.com or by mail to MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, Attention: Secretary.

Notice of Internet Availability

We use the Internet as the primary means of furnishing proxy materials to shareholders. We are sending a Notice of Internet Availability to our shareholders with instructions on how to access the proxy materials online at www.ProxyVote.com or request a printed copy of the materials. Our proxy materials are also available at www.masterbrand.com/investors/financials/sec-filings.

Shareholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by e-mail. We encourage shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single Notice of Internet Availability or Proxy Statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Several brokers and banks with accountholders who are MasterBrand shareholders will be “householding” our proxy materials. As indicated in the notice provided by these brokers to MasterBrand shareholders, a single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate Proxy Statement, please notify your broker, contact Broadridge Financial Solutions at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or send a written request to governance@masterbrand.com or by mail to MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, Attention: Secretary. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker or bank.

75

Other Information

Legal Matters

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our long-term financial targets. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed Annual Report on Form 10-K and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak only as of their respective dates.

Website references and their hyperlinks throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference into this Proxy Statement, nor does it constitute a part of this Proxy Statement.

Financial Matters

Our financial statements for the year ended December 31, 2023 are included in our 2023 Annual Report on Form 10-K. Our 2023 Annual Report and this Proxy Statement are also posted on our website at www.masterbrand.com/investors/financials/sec-filings. If you have not received or do not have access to the 2023 Annual Report, please send a written request to MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, Attention: Secretary.

Matters to be Presented

We know of no other matters to be submitted to shareholders at the Annual Meeting, other than the proposals identified in this Proxy Statement. If any other matters properly come before shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment. If the meeting is adjourned or postponed, the persons named on the proxy can vote such shares at the adjournment or postponement as well.

By order of the Board of Directors,
Andrean R. Horton
Executive Vice President, Chief Legal Officer and Secretary

76

APPENDIX A: Reconciliation of GAAP to NON-GAAP Measures

Non-GAAP Financial Measures

To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this Proxy Statement, certain non-GAAP financial measures, as defined under SEC rules, have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, free cash flow, free cash flow as a percent of net sales, net debt to adjusted EBITDA ratio, return on invested capital, and adjusted return on invested capital, which are all non-GAAP financial measures.

●        EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA.

The non-GAAP measures above are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

●        Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Free cash flow as a percent of net sales is defined as free cash flow divided by net sales.

●        Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months’ adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

A-1

APPENDIX A

●        Return on invested capital is calculated as after-tax earnings before interest and taxes (“EBIT”) over the three-year average invested capital. The three-year average invested capital is calculated by taking the average of the following equation at the beginning and end of each of the three years in the measurement period: Current assets, less cash and cash equivalents, plus certain long-term assets, less current liabilities, less the current portion of long-term debt. Adjusted return on invested capital is calculated by removing the impact of non-operational results and special items from return on invested capital. We believe that return on invested capital is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we believe it is an important indicator of shareholders’ return over the long term.

As required by SEC rules, see the financial statement section of this Appendix A for detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure.

A-2

APPENDIX A

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	53 Weeks Ended	52 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	December 31, 2023	December 25, 2022
NET SALES	$2,726.2	$3,275.5
Cost of products sold	1,824.8	2,335.0
GROSS PROFIT	901.4	940.5
Selling, general and administrative expenses	569.7	648.5
Amortization of intangible assets	15.3	17.2
Asset impairment charges	—	46.4
Restructuring charges	10.1	25.1
OPERATING INCOME	306.3	203.3
Related party interest income, net	—	(12.9)
Interest expense	65.2	2.2
Other expense, net	2.4	0.6
INCOME BEFORE TAXES	238.7	213.4
Income tax expense	56.7	58.0
NET INCOME	$182.0	$155.4
Average Number of Shares of Common Stock Outstanding
Basic	127.8	128.0
Diluted	129.9	129.1
Earnings Per Common Share
Basic	$1.42	$1.21
Diluted	$1.40	$1.20

A-3

APPENDIX A

SUPPLEMENTAL INFORMATION — Year-to-date
(Unaudited)

	53 Weeks Ended	52 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	December 31, 2023	December 25, 2022
1. Reconciliation of Net Income to EBITDA to Adjusted EBITDA
Net Income (GAAP)	$182.0	$155.4
Related party interest income, net	—	(12.9)
Interest expense	65.2	2.2
Income tax expense	56.7	58.0
Depreciation expense	49.0	47.3
Amortization expense	15.3	17.2
EBITDA (Non-GAAP Measure)	$368.2	$267.2
[1] Net cost savings as standalone company	—	44.4
[2] Separation costs	2.4	15.4
[3] Restructuring charges	10.1	25.1
[4] Restructuring-related charges (adjustments)	(0.2)	12.7
[5] Asset impairment charges	—	46.4
[6] Recognition of actuarial gains	2.9	0.2
Adjusted EBITDA (Non-GAAP Measure)	$383.4	$411.4
2. Reconciliation of Free Cash Flow as a Percent of Net Sales
Net Sales (GAAP)	2,726.2	3,275.5
Net cash provided by operating activities (GAAP)	$405.6	$235.6
Less: Capital Expenditures (GAAP)	(57.3)	(55.9)
Free Cash Flow (Non-GAAP Measure)	$348.3	$179.7
Free Cash Flow as a Percent of Net Sales (Non-GAAP Measure)	12.8%	5.5%

TICK LEGEND:

[1]     Prior to the separation from Fortune Brands in 4Q 2022, our historical consolidated financial statements included expense allocations for certain corporate functions performed on our behalf by Fortune Brands, including information technology, finance, executive, human resources, supply chain, internal audit and legal services. As a standalone public company, we expect that the costs we incur on a standalone basis for such expenses previously allocated to us by Fortune Brands and new costs relating to our public company reporting and compliance obligations will be less than the expense allocations from Fortune Brands within our historical financial statements.

         The costs of MasterBrand we plan to incur are based on our expected organizational structure and expected cost structure as a standalone company. In order to determine the impact of the synergies and dis-synergies, MasterBrand prepared a detailed assessment of personnel costs based on the estimated resources and associated costs required as a baseline to stand up MasterBrand as a standalone company.

         In addition to personnel costs, estimated non-personnel third party support costs in each function were considered, which included business support functions and corporate overhead charges previously shared with Fortune Brands. Estimated non personnel third party support costs were determined by estimating third party spend in each function, and include the costs associated with outside services supporting information technology, finance, executive, human resources, supply chain, internal audit and legal services. This process was used by all functions resulting in expected net cost savings when compared to the corporate allocations from Fortune Brands included in the historical financial statements.

[2]     Separation costs represent one-time costs incurred directly by MasterBrand related to the separation from Fortune Brands.

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APPENDIX A

[3]     Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for.

[4]     Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories from exiting product lines, accelerated depreciation expense, and gains/losses on the sale of facilities closed as a result of restructuring actions. Restructuring-related (adjustments) are recoveries of previously recorded restructuring-related charges resulting from changes in estimates of accruals recorded in prior periods.

[5]     Asset impairment charges in all periods presented represent pre-tax impairment charges related to impairments of indefinite-lived tradenames.

[6]     We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations.

A-5

APPENDIX A

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars presented in millions)	December 31, 2023	December 25, 2022
ASSETS
Current assets
Cash and cash equivalents	$148.7	$101.1
Accounts receivable, net	203.0	289.6
Inventories	249.8	373.1
Other current assets	75.7	66.2
TOTAL CURRENT ASSETS	677.2	830.0
Property, plant and equipment, net	356.6	352.6
Operating lease right-of-use assets, net	60.1	52.3
Goodwill	925.1	924.2
Other intangible assets, net	335.5	349.8
Other assets	27.2	20.5
TOTAL ASSETS	$2,381.7	$2,529.4
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$151.4	$219.2
Current portion of long-term debt	17.6	17.5
Current operating lease liabilities	16.1	13.9
Other current liabilities	164.3	160.5
TOTAL CURRENT LIABILITIES	349.4	411.1
Long-term debt	690.2	961.5
Deferred income taxes	83.6	87.3
Pension and other postretirement plan liabilities	7.9	12.2
Operating lease liabilities	46.3	40.7
Other non-current liabilities	10.5	7.4
TOTAL LIABILITIES	1,187.9	1,520.2
Stockholders’ equity	1,193.8	1,009.2
TOTAL EQUITY	1,193.8	1,009.2
TOTAL LIABILITIES AND EQUITY	$2,381.7	$2,529.4
Reconciliation of Net Debt
Current portion of long-term debt	$17.6	$17.5
Long-term debt	690.2	961.5
Less: Cash and cash equivalents	(148.7)	(101.1)
Net Debt	$559.1	$877.9
Adjusted EBITDA (for full fiscal year)	$383.4	$411.4
Net Debt to Adjusted EBITDA	1.5x	2.1x
A-6

APPENDIX A

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	53 Weeks Ended	52 Weeks Ended
(U.S. Dollars presented in millions)	December 31, 2023	December 25, 2022
OPERATING ACTIVITIES
Net income	$182.0	$155.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	49.0	47.3
Amortization of intangibles	15.3	17.2
Restructuring charges, net of cash payments	(9.4)	13.0
Amortization of finance fees	2.2	—
Stock-based compensation	17.8	10.9
Asset impairment charges	—	46.4
Recognition of actuarial losses	2.9	0.9
Deferred taxes	(5.7)	2.3
Changes in operating assets and liabilities:
Accounts receivable	88.1	13.5
Inventories	123.6	(70.1)
Other current assets	2.1	(5.3)
Accounts payable	(69.4)	18.3
Accrued expenses and other current liabilities	17.2	1.8
Other items	(10.1)	(16.0)
NET CASH PROVIDED BY OPERATING ACTIVITIES	405.6	235.6
INVESTING ACTIVITIES
Capital expenditures	(57.3)	(55.9)
Proceeds from the disposition of assets	0.4	—
NET CASH USED IN INVESTING ACTIVITIES	(56.9)	(55.9)
FINANCING ACTIVITIES
Issuance of long-term and short-term debt	255.0	985.0
Repayments of long-term and short-term debt	(527.5)	—
Repurchase of common stock	(22.0)	—
Payments of employee taxes withheld from share-based awards	(4.0)	(0.1)
Net cash activity with Fortune Brands	—	(249.6)
Dividend to Fortune Brands	—	(940.0)
Payment of financing fees	—	(10.1)
Other items	(1.4)	(0.5)
NET CASH USED IN FINANCING ACTIVITIES	(299.9)	(215.3)
Effect of foreign exchange rate changes on cash and cash equivalents	(1.2)	(4.7)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$47.6	$(40.3)
Cash and cash equivalents at beginning of period	$101.1	$141.4
Cash and cash equivalents at end of period	$148.7	$101.1

A-7

MASTERBRAND, INC. 3300 ENTERPRISE PARKWAY, SUITE 300 BEACHWOOD, OHIO 44122 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V45078-P07949 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MASTERBRAND, INC. The Board of Directors recommends you vote FOR the following: 1. Election of the three director nominees to serve three-year terms Nominees: 1a. David D. Petratis 1b. Juliana L. Chugg 1c. Patrick S. Shannon For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 2. Advisory resolution to approve executive compensation of the Company’s named executive officers. The Board of Directors recommends you vote FOR the following proposal: 3. Ratification of the appointment of PricewaterhouseCoopers LLP as MasterBrand’s independent registered public accounting firm for fiscal year 2024. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V45079-P07949 MASTERBRAND, INC. ANNUAL MEETING OF SHAREHOLDERS JUNE 5, 2024 9:00 AM ET THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) R. David Banyard, Jr. and Andrean R. Horton, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of MasterBrand, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Eastern Time, Wednesday, June 5, 2024, in person at 3333 Richmond Road, Beachwood, Ohio 44122, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side